Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 28, 2008
among
ODYSSEY HEALTHCARE OPERATING A, LP,
ODYSSEY HEALTHCARE OPERATING B, LP,
HOSPICE OF THE PALM COAST, INC., and
OHC INVESTMENT, INC. (to be merged with and into VISTACARE, INC.)
as Borrowers,
THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and a Lender,
BANK OF AMERICA, N.A AND FIFTH THIRD BANK,
as Co-Syndication Agents,
and
SUNTRUST BANK. AND COMPASS BANK,
as Co-Documentation Agents
GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger

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3.20. [Intentionally Omitted]	29
3.21. [Intentionally Omitted]	29
3.22. Agreements and Other Documents	29
3.23. Solvency	30
3.24. Compliance With Health Care Laws	30
3.25. HIPAA Compliance	31
3.26. Non-Guarantor Subsidiaries	32

4. FINANCIAL STATEMENTS AND INFORMATION	32
4.1. Reports and Notices	32
4.2. Communication with Accountants	32

5. AFFIRMATIVE COVENANTS	32
5.1. Maintenance of Existence and Conduct of Business	32
5.2. Payment of Charges	33
5.3. Books and Records	33
5.4. Insurance; Damage to or Destruction of Collateral	33
5.5. Compliance with Laws and Corporate Integrity Agreement	35
5.6. Supplemental Disclosure	35
5.7. Intellectual Property	35
5.8. Environmental Matters	35
5.9. Landlords’ Agreements, Mortgagee Agreements, Bailee Letters, Lease Performance and Real Estate Purchases	36
5.10. Further Assurances	37
5.11. Non-Guarantor Subsidiaries	37
5.12. Merger	38
5.13. Permitted L/Cs	39
5.14. Post-Closing Matters	39

6. NEGATIVE COVENANTS	40
6.1. Mergers, Subsidiaries, Etc	40
6.2. Investments; Loans and Advances	42
6.3. Indebtedness	43
6.4. Employee Loans and Affiliate Transactions	44
6.5. Capital Structure and Business	44
6.6. Guaranteed Indebtedness	45
6.7. Liens	45
6.8. Sale of Stock and Assets	46
6.9. ERISA	46
6.10. Financial Covenants	46
6.11. Hazardous Materials	46
6.12. Sale-Leasebacks	47
6.13. Cancellation of Indebtedness	47
6.14. Restricted Payments	47
6.15. Change of Corporate Name or Location; Change of Fiscal Year	47
6.16. No Impairment of Intercompany Transfers	48
6.17. No Speculative Transactions	48
6.18. Leases; Real Estate Purchases	48

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6.19. Business Associate Agreement	48

7. TERM	48
7.1. Termination	48
7.2. Survival of Obligations Upon Termination of Financing Arrangements	48

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	49
8.1. Events of Default	49
8.2. Remedies	51
8.3. Waivers by Credit Parties	52

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT	52
9.1. Assignment and Participations	52
9.2. Appointment of Agent	54
9.3. Agent’s Reliance, Etc	55
9.4. GE Capital and Affiliates	56
9.5. Lender Credit Decision	56
9.6. Indemnification	56
9.7. Successor Agent	57
9.8. Setoff and Sharing of Payments	57
9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	58
9.10. Titles	60

10. SUCCESSORS AND ASSIGNS	61
10.1. Successors and Assigns	61

11. MISCELLANEOUS	61
11.1. Complete Agreement; Modification of Agreement	61
11.2. Amendments and Waivers	62
11.3. Fees and Expenses	63
11.4. No Waiver	65
11.5. Remedies	65
11.6. Severability	65
11.7. Conflict of Terms	65
11.8. Confidentiality	65
11.9. GOVERNING LAW	66
11.10. Notices	67
11.11. Section Titles	68
11.12. Counterparts	68
11.13. WAIVER OF JURY TRIAL	68
11.14. Press Releases and Related Matters	68
11.15. Reinstatement	69
11.16. Advice of Counsel	69
11.17. No Strict Construction	69
11.18. USA PATRIOT Act Notice	69
11.19. Effect of Amendment and Restatement on Existing Credit Agreement	69

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12. CROSS-GUARANTY	70
12.1. Cross-Guaranty	70
12.2. Waivers by Borrowers	71
12.3. Benefit of Guaranty	71
12.4. Subordination of Subrogation, Etc	71
12.5. Election of Remedies	72
12.6. Limitation	72
12.7. Contribution with Respect to Guaranty Obligations	73
12.8. Liability Cumulative	74

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INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections -Reporting
Annex F (Section 6.10)	-	Financial Covenants
Annex G (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex H (Section 11.10)	-	Notice Addresses
Annex I (from Annex A- Commitments definition)	-	Revolving Loan Commitments as of Closing Date
Annex J (from Annex A Term Loan Commitment Definition)	-	Term Loan Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(b)(i)(A)	-	Form of Notice of Delayed Draw Term Loan
Exhibit 1.3(b)(iv)	-	Form of Excess Cash Flow Certificate
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 1.12(e)-1	-	Form of Revolving Note
Exhibit 1.12(e)-2	-	Form of Term Note
Exhibit 9.1(a)	-	Form of Assignment Agreement

Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 2.1(h)	-	Payoff Debt
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices; Collateral Locations; FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.22	-	Material Agreements
Disclosure Schedule 3.24	-	Medicare/Medicaid
Disclosure Schedule 3.26	-	Non-Guarantor Subsidiaries
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.5(c)	-	Real Property Owned by Non-Guarantor Subsidiaries
Disclosure Schedule 6.7	-	Existing Liens

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 28, 2008 among ODYSSEY HEALTHCARE OPERATING A, LP, a Delaware limited partnership (“OpCoA”), ODYSSEY HEALTHCARE OPERATING B, LP, a Delaware limited partnership (“OpCoB”), HOSPICE OF THE PALM COAST, INC., a Florida not for profit corporation (“Palm Coast”), OHC INVESTMENT, INC., a Delaware corporation (“AcquisitionCo”), to be merged with and into VISTACARE, INC., a Delaware corporation, (“Target”), the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as a Lender, and as Agent for Lenders; BANK OF AMERICA, N.A. and FIFTH THIRD BANK and, as Co-Syndication Agents; SUNTRUST BANK and COMPASS BANK, as Co-Documentation Agents; and the other Lenders signatory hereto from time to time.
RECITALS
          WHEREAS, OpCoA, OpCoB and Palm Coast are each a party to that certain Amended and Restated Credit Agreement dated as of May 24, 2007, by and among Agent, GE Capital as the sole lender party thereto, OpCoA, OpCoB, Palm Coast and the other Credit Parties signatory from time to time thereto (the “Existing Credit Agreement”);
          WHEREAS, Parent and AcquisitionCo have entered into an Agreement and Plan of Merger dated as of January 15, 2008 with the Target pursuant to which AcquisitionCo has offered to purchase all of the outstanding shares of class A common stock of the Target and effect a merger of AcquisitionCo with and into the Target on the terms and subject to the conditions set forth therein;
          WHEREAS, the parties desire to amend and restate the Existing Credit Agreement to, among other things, (a) add AcquisitionCo as an additional Borrower, (b) reduce the amount of the Revolving Loan Commitment, (c) provide for additional financing to the Borrowers through a senior secured term loan which will be used to fund a portion of the consideration for the Acquisition, and (d) provide (i) working capital financing for Borrowers, (ii) funds for Permitted Acquisitions and other general corporate purposes of Borrowers and (iii) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make or continue certain loans and other extensions of credit to Borrowers upon the terms and conditions set forth herein;
          WHEREAS, OpCoA, OpCoB and Palm Coast have secured all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their existing personal property and after-acquired personal property;
          WHEREAS, each Credit Party as of the date hereof (other than Borrowers, the Target, the Target Subsidiary Guarantors and the Non-Guarantor Subsidiaries) has guaranteed all of the obligations of Borrowers to Agent and Lenders under the Loan Documents, and each Credit Party as of the date hereof (other than AcquisitionCo, the Target, the Target Subsidiary Guarantors and the Non-Guarantor Subsidiaries) has granted to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its existing personal property and after-acquired personal property, including, without limitation, the Stock of each Subsidiary owned by such Credit Party (other than the Stock of AcquisitionCo, the Target and the Target Subsidiary Guarantors) to secure such guaranty; and
          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:
1. AMOUNT AND TERMS OF CREDIT
     1.1. Credit Facilities.
          (a) Revolving Credit Facility.
               (i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time until the Revolving Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment and the Revolving Loans of all Revolving Lenders shall not at any time exceed the Maximum Amount. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Revolving Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrowers to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) noon (New York time) on the date which is 3 Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If Borrowers desire to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrowers must comply with Section 1.5(e).
               (ii) The obligation of each Borrower shall be joint and several to pay the full principal amount of each Lender’s Revolving Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the

Revolving Loans shall be due and payable in full in immediately available funds on the Revolving Commitment Termination Date.
          (b) Term Loan.
               (i) Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Lender agrees to make a term loan (collectively, the “Initial Term Loan”) on the Closing Date to the Borrowers in the amount of the applicable Term Lender’s Pro Rata Share of the Initial Term Loan, the aggregate principal amount of such Initial Term Loan being $126,500,000. Subject to the terms and conditions hereof, including the requirement that the Effective Time (as defined in the Acquisition Agreement) shall have occurred as of, or shall occur simultaneously with, the Delayed Draw Funding Date, and in reliance upon the representations and warranties set forth herein, each Term Lender agrees to make a term loan (collectively, the “Delayed Draw Term Loan”) to the Borrowers in the amount of the applicable Term Lender’s Pro Rata Share of the Delayed Draw Term Loan on the Delayed Draw Funding Date, in accordance with clauses (A) through (C) below of this Section 1.1(b)(i).
          (A) Notice of Borrowing. The Borrowers may request during the term of this Agreement prior to the Term Commitment Termination Date the Delayed Draw Term Loan by delivering a notice to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) noon (New York time) on the date which is 1 Business Day prior to the proposed Delayed Draw Term Loan, in the case of an Index Rate Loan, or (2) noon (New York time) on the date which is 3 Business Days prior to the proposed Delayed Draw Term Loan, in the case of a LIBOR Loan. Such notice (a “Notice of Delayed Draw Term Loan”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(b)(i)(A), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. Agent shall notify the Term Lenders promptly after receipt of the Notice of Delayed Draw Term Loan on the date such Notice of Delayed Draw Term Loan is received by telecopy, telephone or other similar form of transmission. If Borrowers desire to have the Delayed Draw Term Loan bear interest by reference to a LIBOR Rate, Borrowers must comply with Section 1.5(e).
          (B) Amount. The Delayed Draw Term Loan shall be in an aggregate amount equal to $3,500,000 and shall be made once, if at all, on the Delayed Draw Funding Date. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Initial Term Loan is made on the Merger Funding Date in the aggregate principal amount of the Term Loan Commitment, the Term Lenders shall have no obligation to make the Delayed Draw Term Loan.
          (C) Disbursement. Each Term Lender will make its Pro Rata Share of the Delayed Draw Term Loan available to the Agent, for the account of the Borrowers, on the Delayed Draw Funding Date at the office of the Agent designated in writing, upon reasonable advance notice by 11:00 a.m. (New York time) on the date specified in the

Notice of Delayed Draw Term Loan in funds immediately available to the Agent. Such borrowing will then be made available to the Borrowers by the Agent by depositing in the account designated by the Borrowers the aggregate of the amounts made available to the Agent by the Term Lenders and in like funds as received by the Agent. All such payments by each Term Lender shall be made without setoff, counterclaim or deduction of any kind.
               (ii) The obligations of each Term Lender hereunder shall be several and not joint. The obligations of each Borrower shall be joint and several to pay each Term Lender’s Pro Rata Share of the Term Loan, together with interest thereon as prescribed in Section 1.5.
               (iii) Borrowers shall repay the Term Loan during the six consecutive one year periods following the Merger Funding Date in the applicable aggregate amount set forth opposite such one year period below in the chart below. Each such aggregate amount shall be paid in equal consecutive quarterly installments on the first Business Day of April, July, October and January during each such one year period, commencing on the first Business Day of the Fiscal Quarter immediately following the Merger Funding Date. The amount of each quarterly installment shall equal an amount which, when combined with all installments payable during such one year period, shall equal the annual aggregate amount applicable to such one year period.

Year	Aggregate Annual Amount
1	$6,500,000
2	$6,500,000
3	$13,000,000
4	$13,000,000
5	$16,250,000
6	$19,500,000
          The final installment due on February 28, 2014 shall be in the amount of $55,250,000 or, if different, the remaining principal balance of the Term Loan.
               (iv) Notwithstanding Section 1.1(b)(iii), the aggregate outstanding principal balance of the Term Loan and all other non-contingent Obligations shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.
               (v) Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Term Lender making a Term Loan, ratably in proportion to each such Term Lender’s respective Term Loan Commitment.
               (c) [Intentionally Omitted]

          (d) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent in good faith to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from any Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to another Borrower or Borrowers.
     1.2. Letters of Credit.
          Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrowers shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.
     1.3. Prepayments.
          (a) Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrowers may at any time on at least 5 days’ prior written notice by Borrowers to Agent (i) voluntarily prepay all or part of the Revolving Loan or the Term Loan and/or (ii) permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such prepayments or reductions shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount and (B) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least 10 days’ prior written notice by Borrowers to Agent terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied; provided that any partial prepayments of the Term Loan made by or on behalf of any Borrower shall be applied pro rata to the remaining scheduled installments of principal of the Term Loan.
          (b) Mandatory Prepayments.
               (i) If at any time the aggregate outstanding balance of the Revolving Loan exceeds the Maximum Amount (an “Overadvance”), Borrowers shall, within one Business Day of the earlier of Borrower’s knowledge of the existence of such Overadvance or notice from Agent of the existence of such Overadvance, repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.
               (ii) Within three Business Days of receipt by any Credit Party of proceeds of any asset disposition, including the Sale of Stock of any of its Subsidiaries (excluding proceeds of asset dispositions permitted by clauses (a) or (c) of Section 6.8) in an aggregate amount exceeding $1,000,000 in any Fiscal Year, Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) reasonable and customary commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). Each Credit Party shall distribute or contribute such proceeds of each such asset disposition to one or more Borrowers, as applicable, in order for the Borrowers to make such prepayment.
               (iii) If any Credit Party incurs Indebtedness (other than Indebtedness permitted by Section 6.3), no later than three Business Days following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). Each Credit Party shall distribute or contribute such proceeds of such Indebtedness to one or more Borrowers, as applicable, in order for the Borrowers to make such prepayment.
               (iv) Until the Termination Date, Borrowers shall prepay the Term Loan on the date that is ten (10) days after the earlier of (A) the date on which Holdings’ annual audited Financial Statements for the immediately preceding Fiscal Year are delivered pursuant to Annex E or (B) the date on which such annual audited Financial Statements were required to be delivered pursuant to Annex E, in an amount equal to fifty percent (50%) of Excess Cash Flow for the immediately preceding Fiscal Year. Any prepayments from Excess Cash Flow paid pursuant to this clause (iv) shall be applied pro rata to the remaining installments of the Term Loan. Each such prepayment shall be accompanied by a certificate substantially in the form of Exhibit 1.3(b)(iv) signed by Holdings’ chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated. Notwithstanding anything to the contrary herein, after the occurrence and during the continuation of an Event of Default, Borrowers shall prepay the Obligations in the amounts and at the times required under this Section 1.3(b)(iv) and each such prepayment shall be applied as set forth in Section 1.3(c).
               (v) Within five (5) Business Days of receipt by any Credit Party of the proceeds of any auction rate securities owned by such Credit Party on the Closing Date, such Credit Party shall, in an amount equal to such proceeds, prepay the principal balance of any Revolving Credit Advances outstanding until the same has been paid in full.

               (vi) Within five (5) Business Days after the Merger Funding Date, Borrowers shall prepay the principal balance of any Revolving Credit Advances outstanding at such time in an amount equal to the amount of any Revolving Credit Advances made on the Closing Date.
          (c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above or Section 5.4(c) shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; third, to prepay the scheduled principal installments of the Term Loan on a pro rata basis, until the Term Loan has been prepaid in full; fourth, to interest then due and payable on Revolving Credit Advances; fifth, to the principal balance of Revolving Credit Advances outstanding until the same has been paid in full; and last, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B. The Revolving Loan Commitments shall not be permanently reduced by the amount of any such prepayments.
          (d) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
     1.4. Use of Proceeds.
     Borrowers shall utilize the proceeds of the Loans solely to (i) pay a portion of the consideration for the Acquisition, (ii) repay all amounts owing under all other Indebtedness (except for Indebtedness permitted under Section 6.3), (iii) to pay fees and expenses incurred in connection with the foregoing and this Agreement, and (iv) in addition, in the case of proceeds of the Revolving Loan, for the financing of Borrowers’ ordinary working capital and Capital Expenditures, to finance Permitted Acquisitions and for general corporate needs.
     1.5. Interest and Applicable Margins.
          (a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrowers, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrowers, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.
          As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	2.00%
Applicable Revolver LIBOR Margin	3.00%
Applicable Term Loan Index Margin	2.00%
Applicable Term Loan LIBOR Margin	3.00%
     The Applicable Margins shall be adjusted by reference to the following grids:

	Applicable	Applicable
If Leverage Ratio is:	Index Margin:	LIBOR Margin:
Equal to or greater than 2.50:1.00	2.25%	3.25%
Equal to or greater than 1.75:1.00 but less than 2.50:1.00	2.00%	3.00%
Equal to or greater than 1.25:1.00 but less than 1.75:1.00	1.75%	2.75%
Less than 1.25:1.00	1.50%	2.50%
Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending September 30, 2008 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrowers shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured. If, as a result of any restatement of or other adjustment to the Financial Statements or for any other reason, Agent or Requisite Lenders determine that (a) the Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in a higher level of pricing for any period, then Borrowers shall automatically and retroactively be obligated to pay to Lenders, and shall pay to Lenders promptly on demand by Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.
          (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year (or, in the case of Index Rate Loans,

calculated on the basis of a 365/366-day year), in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.
          (d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrowers, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall (x) with respect to any Event of Default under Section 8.1(a), (h) or (i), accrue from the initial date of such Event of Default or (y) with respect to any other Event of Default, accrue from the date of receipt of written notice from Agent of such Event of Default and shall continue until that Event of Default is cured or waived and shall be payable upon demand.
          (e) Subject to the terms of Section 1.1(a)(i), Section 1.1(b)(i), this Section 1.5(e) and the conditions precedent set forth in Section 2.2, Borrowers shall have the option to (i) request that any Revolving Credit Advance or Delayed Draw Term Loan be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by noon (New York time) on the 3rd Business Day prior to (1) the date of any proposed Advance or Delayed Draw Term Loan which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrowers wish to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrowers in such election. If no election is received with respect to a LIBOR Loan by noon (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrowers must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).
          (f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.
     1.6. [Intentionally Omitted].
     1.7. [Intentionally Omitted].
     1.8. Cash Management Systems.
          On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).
     1.9. Fees.
          (a) Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated January 15, 2008 between Holdings and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein. It being agreed and acknowledged by each of the parties hereto that, notwithstanding anything to the contrary set forth therein, such GE Capital Fee Letter shall survive, and shall not be superseded by, the execution and delivery of this Agreement and the other Loan Documents and any reference to the “Facilities” therein shall mean the Commitments herein in an aggregate amount of $160,000,000.
          (b) As additional compensation for the Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of the Revolving Lenders, in arrears, on or before the fifth Business Day of each month prior to the Revolving Commitment Termination Date and on the Revolving Commitment Termination Date, a Fee for Borrowers’ non-use of the Revolving Loan Commitments in an amount equal to one quarter of one percent (0.25%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be adjusted from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding during the period for which such Fee is due.
          (c) Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.
          (d) As additional compensation for the Term Lenders, Borrowers shall pay to the Agent, for the ratable benefit of the Term Lenders, in arrears, on or before the fifth Business Day of each month prior to the Term Commitment Termination Date and on the Term Commitment Termination Date, a Fee for Borrowers’ non-use of the Term Loan Commitment in an amount equal to one quarter of one percent (0.25%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the unused portion of the Term Loan Commitment.
     1.10. Receipt of Payments.
          Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
     1.11. Application and Allocation of Payments.
          (a) So long as no Event of Default has occurred and is continuing, (i) voluntary prepayments shall be applied as determined by Borrowers, subject to the provisions of Section 1.3(a); and (ii) mandatory prepayments shall be applied as set forth in Section 1.3(c) or Section 1.3(b)(iv) as applicable. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall apply any and all such payments to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans and any Obligations under any Secured Rate Contract and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Loans, Obligations under any Secured Rate Contract and outstanding Letter of Credit Obligations; and (4) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

          (b) At any time an Event of Default under Section 8.1(a) has occurred and is continuing for at least ten (10) Business Days, Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, it being understood that in the event Agent charges the Revolving Loan balance for any unpaid amount, the Event of Default then in existence under Section 8.1(a) solely as a result of Borrowers’ failure to pay such amount shall be cured by such charge to Borrowers’ Revolving Loan balance. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.
     1.12. Evidence of Debt.
          (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Agent, acting as agent for the Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.10 (or at such other address as such Lender shall notify the Borrowers) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.
          (b) Records of Agent. Agent, acting as agent for the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.12, shall establish and maintain at its address referred to in Section 11.10 (or at such other address as the Agent may notify the Borrowers) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans and Term Loans, each of their obligations under this Agreement to participate in each Loan and Letter of Credit, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Section 9.1 (Assignments and Participations)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by Agent from the Borrowers and its application to the Obligations.
          (c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit

Obligations) are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.12 and Section 9.1 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
          (d) Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of any Credit Party to repay the Loans in accordance with their terms. In addition, the Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.
          (e) Notes. Upon any Lender’s request, each Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and, with respect to Revolving Loans, substantially in the form of Exhibit 1.12(e)-1 (each a “Revolving Note” and, collectively, the “Revolving Notes”), and, with respect to Term Loans, substantially in the form of Exhibit 1.12(e)-2 (each a “Term Note” and, collectively, the “Term Notes”); provided, however, that only one Revolving Note and one Term Note, as applicable, shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.
     1.13. Indemnity.
          (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s bad faith, gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
          (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrowers have given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrowers have given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrowers with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding (absent manifest error) on the parties hereto unless Borrowers shall object in writing within 10 Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

     1.14. Access.
          Except to the extent prohibited by applicable law and by confidentiality agreements, each Credit Party that is a party hereto shall, during normal business hours, from time to time upon 3 Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate, but, unless an Event of Default has occurred and is continuing, no more than twice in any Fiscal Year: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party; provided, that if no Event of Default has occurred and is continuing, Borrowers shall not be responsible for the costs of any such visits, inspections or verifications in any Fiscal Year. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Each Credit Party shall, so long as any Event of Default has occurred and is continuing, make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.
     1.15. Taxes.
          (a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 45 days after the date of any payment of Taxes, Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of such payment reasonably satisfactory to Agent. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.
          (b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within 10 days of written demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.
          (c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrowers and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrowers and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.
     1.16. Capital Adequacy; Increased Costs; Illegality.
          (a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within 5 Business Days of written demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof in reasonable detail submitted by such Lender to Borrowers and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, within 5 Business Days of written demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost in reasonable detail, submitted to Borrowers and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).
          (c) Notwithstanding anything to the contrary contained herein, if, after the Closing Date, the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on written notice thereof and demand therefor by such Lender to Borrowers through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrowers shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrowers to such Lender, together with interest accrued thereon, unless Borrowers, within 5 Business Days after the delivery of such notice and demand, convert all LIBOR Loans into Index Rate Loans.
          (d) Within 15 days after receipt by Borrowers of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrowers may, at their option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrowers, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within 90 days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within 90 days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate with respect to such replacement attempt and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).
     1.17. Single Loan; Joint and Several Obligations.
          All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general joint and several obligation of Borrowers secured, until the Termination Date, by all of the Collateral.

2. CONDITIONS PRECEDENT
     2.1. Conditions to the Initial Loans.
          No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date or on the Delayed Draw Funding Date, as applicable, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Lenders; provided, that only the conditions set forth in clauses (b), (f) and (g) of this Section 2.1 shall be applicable for the Delayed Draw Funding Date to the extent the Delayed Draw Funding Date is not the Closing Date:
          (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party that is a party hereto, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.
          (b) Approvals; Absence of Litigation. Agent shall have received (i) reasonably satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions (other than the Merger in case the Closing Date occurs on a date that is prior to the Merger Funding Date) or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that has or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on any of the Related Transactions.
          (c) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing incurred (to the extent Borrowers have been notified of such costs and expenses) as of or prior to the Closing Date.
          (d) Capital Structure; Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its reasonable discretion.
          (e) Searches. Agent shall have completed its legal due diligence review of UCC, tax lien, judgment, litigation, Intellectual Property and other appropriate searches, with results reasonably satisfactory to Agent.

          (f) Related Transaction Documents. Agent shall have received fully executed copies of the Acquisition Agreement and final and complete copies of each of the other Related Transaction Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent.
          (g) Acquisition. The Acquisition Agreement (including all schedules and annexes thereto) shall not have been altered, amended or otherwise changed or supplemented since its date of execution and delivery by the parties thereto unless in form and substance reasonably satisfactory to the Agent and the Requisite Lenders. No condition in the Acquisition Agreement shall have been waived without the prior written consent of the Agent and the Requisite Lenders. The Acceptance Date (as defined in the Acquisition Agreement) shall have occurred (or shall occur substantially concurrently with the initial Loans made on the Closing Date) in accordance with the Acquisition Agreement. If the Closing Date is also the Merger Funding Date, or in case of the Delayed Draw Funding Date, the Effective Time (as defined in the Acquisition Agreement) shall have occurred (or shall occur substantially concurrently with the Loans made on such date) pursuant to the Acquisition Agreement and in compliance in all material respects with the applicable provisions of Delaware law.
          (h) Indebtedness, Payoff Debt. After giving effect to the Related Transactions occurring on the Closing Date, Holdings and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than Indebtedness permitted under Section 6.3. All Payoff Debt will have been repaid, redeemed or otherwise satisfied in full and all Liens securing the Payoff Debt shall be terminated and released as evidenced by a payoff letter or other documentation reasonably satisfactory to the Agent duly executed and delivered by the holders of the applicable Payoff Debt or an agent or trustee thereof or otherwise reasonably satisfactory to the Agent. Agent and the Lenders shall be satisfied in their reasonable judgment that (i) Holdings’ and its Subsidiaries’ Indebtedness and Liens do not exceed $2,500,000 (exclusive of Permitted L/Cs) and (ii) there shall not exist as a result of, and after giving effect to, the consummation of the Related Transactions that occur on the Closing Date, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any of Holdings’ or any of its Subsidiaries’ debt instruments or other material agreements.
          (i) EBITDA. (1) EBITDA of Holdings and its Subsidiaries, including the Target and its Subsidiaries, for the four Fiscal Quarter period most recently ended prior to the Closing Date shall be no less than $44,900,000; provided that with respect to the Target and its Subsidiaries, (a) for the twelve-month period ended September 30, 2007, EBITDA shall be the total adjusted reported EBITDA per the KPMG Report plus the total potential synergy capture per the KPMG Report in an amount not to exceed $20,000,000 for such period, and (b) for the twelve-month period ended December 31, 2007, EBITDA shall include adjustments identified in the KPMG Report plus the total potential synergy capture per the KPMG Report in an amount not to exceed $20,000,000 for such period; and (2) EBITDA of Holdings and its Subsidiaries, excluding the Target and its Subsidiaries, for the four Fiscal Quarter period most recently ended prior to the Closing Date shall be no less than $32,000,000 including the add back of one-time severance expenses to the extent included in the calculation of consolidated net income of Holdings and its Subsidiaries for such period in accordance with GAAP.

          (j) Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have on the Closing Date after giving effect to the Term Loan made on the Closing Date and the other transactions described herein a Leverage Ratio for the four Fiscal Quarters most recently ended of not more than 2.90 to 1.00 (for purposes of this clause (j), the Leverage Ratio shall not take into account accrued Medicare Cap Liabilities or cash or Cash Equivalents on hand).
          (k) Pro Forma Financial Statements; Minimum Cash. Agent and the Lenders shall have received and be reasonably satisfied with a pro forma estimated balance sheet of Holdings and its Subsidiaries at the Closing Date after giving effect to the Related Transactions to occur on the Closing Date, and such balance sheet shall demonstrate that Holdings and its Subsidiaries, including the Target, have a minimum of $5,000,000 of unencumbered (other than the Liens in favor of Agent for the benefit of the Lenders) cash and Cash Equivalents on hand (net of accrued Medicare Cap Liabilities) on and as of the Closing Date.
          (l) Revolving Credit Advances. On the Closing Date, there will be no Revolving Credit Advance in excess of $15,000,000 and no request for any Letter of Credit under the terms hereof.
          (m) Solvency. Agent and Lenders shall be satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by Borrowers, or reasonably requested by Agent, including, without limitation, a certificate of the chief financial officer of Holdings, in form and substance reasonably satisfactory to Agent, that each of the Borrowers and each of the Guarantors, after incurring the Indebtedness contemplated by this Agreement, will be solvent, able to satisfy its obligations as they mature and adequately capitalized.
          (n) Representations and Warranties; Default. Both before and after giving effect to the Loans made on the Closing Date, (i) the representations and warranties set forth in any Loan Document shall be true and correct on and as of the Closing Date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, and (ii) no Default or Event of Default shall be continuing.
     2.2. Further Conditions to Each Loan.
          Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, make the Delayed Draw Term Loan after the Closing Date, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
          (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or, as applicable, Requisite Revolving Lenders or Requisite Term Lenders have determined not to make such Advance or the Delayed Draw Term Loan, convert or continue any Loan as a LIBOR

Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect;
          (b) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as reasonably determined by the Requisite Revolving Lenders or Requisite Term Lenders, as applicable, and Agent or Requisite Revolving Lenders or Requisite Term Lenders, as applicable, have determined not to make such Advance or the Delayed Draw Term Loan, convert or continue any Loan as a LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred;
          (c) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation) or the making of the Delayed Draw Term Loan, and Agent or, as applicable, Requisite Revolving Lenders or Requisite Term Lenders shall have determined not to make any Advance or the Delayed Draw Term Loan, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or
          (d) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the aggregate Revolving Loans would exceed the Maximum Amount.
The request and acceptance by any Borrower of the proceeds of any Advance, the making of the Delayed Draw Term Loan after the Closing Date or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.
3. REPRESENTATIONS AND WARRANTIES
          To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.
     3.1. Existence; Compliance with Law.
          Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule 3.1; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $2,000,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     3.2. Executive Offices, Collateral Locations, FEIN.
          As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the current location of each Credit Party’s chief executive office and business premises are set forth in Disclosure Schedule 3.2, and, except as set forth on Disclosure Schedule 3.2 none of such locations has changed to another state within twelve months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Disclosure Schedule 3.2 lists the federal employer identification number of each Credit Party as of the Closing Date.
     3.3. Power, Authorization, Enforceable Obligations.
          The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Credit Party’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Credit Party’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those that have been obtained or are otherwise referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in law or equity.

     3.4. Financial Statements and Projections.
          Except for the Projections, all Financial Statements concerning Holdings and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
          (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule 3.4(a) have been delivered on or prior to the date hereof:
               (i) The audited consolidated balance sheet at December 31, 2006 and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended, certified by Ernst & Young LLP.
               (ii) The unaudited consolidated balance sheet at December 31, 2007 and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Quarter then ended.
          (b) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(b) have been prepared by Borrowers in light of the past operations of their businesses and based on the assumed consummation of the Acquisition, and reflect projections for the five year period beginning on January 1, 2008 on an annual basis. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein (it being understood that all such Projections will be subject to uncertainties and contingencies and that no representation is given that any particular projection will be realized).
     3.5. Material Adverse Effect.
          Between December 31, 2006 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December

31, 2006 and the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.
     3.6. Ownership of Property; Liens.
          As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule 3.6 constitutes all of the real property owned, leased, or subleased by any Credit Party. Each Credit Party owns good and indefeasible fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule 3.6, and a summary of terms of all such leases reasonably satisfactory to Agent has been delivered to Agent. Disclosure Schedule 3.6 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties or assets for their intended purposes. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower or Guarantor that could reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Disclosure Schedule 3.6 also describes, as of the Closing Date, any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate owned by a Credit Party or granted by, or in favor of, any Credit Party pertaining to any other Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition (normal wear and tear excepted) or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
     3.7. Labor Matters.
          As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Borrower’s or Guarantor’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule 3.7, no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any collective bargaining agreements, management agreements and employment agreements described on Disclosure Schedule 3.7 have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Borrower’s or Guarantor’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Borrower’s or

Guarantor’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule 3.7, there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Borrower or Guarantor, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.
     3.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.
          Except as set forth in Disclosure Schedule 3.8, as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party (excluding Holdings and Target) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule 3.8. Except as set forth in Disclosure Schedule 3.8 or the Acquisition Agreement, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule 6.3).
     3.9. Government Regulation.
          No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
     3.10. Margin Regulations.
          No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock (other than Target Margin Stock which will no longer be Margin Stock as of the Merger Funding Date), and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock (other than Target Margin Stock which will no longer be Margin Stock as of the Merger Funding Date), for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of

Regulations T, U or X of the Federal Reserve Board. None of the transactions contemplated by this Agreement will violate Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
     3.11. Taxes.
          All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts less than $1,000,000 in aggregate or being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule 3.11 sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule 3.11, as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges in an aggregate amount greater than $1,000,000: (a) under any agreement (including any tax sharing agreements) or (b) to each Borrower’s and Guarantor’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     3.12. ERISA.
          (a) Disclosure Schedule 3.12 lists as of the Closing Date (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan as of the Closing Date, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, to the knowledge of any Borrower or Guarantor, nothing has occurred that could reasonably be expected to result in the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA

Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that could reasonably be expected to subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
          (b) Except as set forth in Disclosure Schedule 3.12: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower or Guarantor, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than ten percent (10%) of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.
     3.13. No Litigation.
          No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower or Guarantor, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule 3.13, as of the Closing Date there is no Litigation pending or, to any Borrower’s or Guarantor’s knowledge, threatened, that seeks damages in excess of $1,000,000 not otherwise covered by or in excess of any applicable insurance policy of a Credit Party, or injunctive relief against, or alleges criminal misconduct of, any Credit Party.
     3.14. Brokers.
          No broker or finder brought about the obtaining, making or closing of the Loans, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

     3.15. Intellectual Property.
          As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule 3.15. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule 3.15, none of the Borrowers or Guarantors is aware of any infringement claim by any other Person with respect to any Intellectual Property.
     3.16. Full Disclosure.
          No information contained in this Agreement, any of the other Loan Documents, any Projections or Financial Statements or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made (it being understood that all Projections will be subject to uncertainties and contingencies and that no representation is given that any particular projection will be realized). Borrowers will take no action, or omit to take any action, that would cause the Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents to not be at any time fully perfected first priority Liens in and to the Collateral described therein (to the extent the Collateral Documents and applicable law allow for such perfection), subject, as to priority, only to Permitted Encumbrances.
     3.17. Environmental Matters.
          (a) Except as set forth in Disclosure Schedule 3.17, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $1,000,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $1,000,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $1,000,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $1,000,000, and no Credit Party has permitted any current or former tenant or occupant of the

Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $1,000,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no written notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Borrowers and the Guarantors, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.
          (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.
     3.18. Insurance.
          Disclosure Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.
     3.19. Deposit and Disbursement Accounts.
          Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     3.20. [Intentionally Omitted]
     3.21. [Intentionally Omitted]
     3.22. Agreements and Other Documents.
          As of the Closing Date, Borrowers have provided or made available to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any Credit Party is subject and each of which is listed in Disclosure Schedule 3.22: supply agreements and purchase agreements not terminable by such Credit Party within 90 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $1,000,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; and instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party in an amount in excess of $1,000,000 and any Lien granted by such Credit Party with respect thereto.
     3.23. Solvency.
          Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrowers; and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.
     3.24. Compliance With Health Care Laws.
          Without limiting the generality of Sections 3.1 or 5.5 or any other representation or warranty made herein, Credit Parties and each of the facilities operated by Credit Parties and, to Borrowers’ and Guarantors’ knowledge, each of Credit Parties’ licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of any Credit Party or any such facilities, are in compliance with all applicable statutes, laws, ordinances, rules and regulations of any federal, state or local governmental authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Title XVIII of the Social Security Act, as amended, governing Medicare and regulations pertaining thereto; all federal laws and regulations affecting the medical assistance program established by Titles V, XIX, XX, and XXI of the Social Security Act, and all state laws, regulations and plans for medical assistance enacted in connection with the federal laws and regulations; Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs) and regulations pertaining thereto, commonly referred to as the “Federal Anti-Kickback Statute;” Section 1877 of the Social Security Act, as amended, 42 U.S.C Section 1395nn (Ethics in Patient Referrals Act) and regulations pertaining thereto, commonly referred to as the “Stark Statute;” 31 U.S.C. §3729 et seq. commonly known as the “False Claims Act” and regulations pertaining thereto; federal laws and regulations regarding the submission of false claims, false billing, false coding, and similar state laws and regulations; federal and state laws and regulations applicable to reimbursement and reassignment; federal and state licensing laws and regulations; laws and regulations administered by the federal Food and Drug Administration; laws and regulations administered by the federal Drug Enforcement Administration and analogous state agencies; and state certificate of need laws (collectively, “Healthcare Laws”)), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has maintained in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of Borrowers and Guarantors, there are no presently existing circumstances which could reasonably be expected to result in violations of the Healthcare Laws that could reasonably be expected to have a Material Adverse Effect. Each Credit Party and each of its Affiliates is acting in compliance with the Corporate Integrity Agreement and its corporate compliance plan in all material respects. Each Credit Party and its Affiliates have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable law to own their respective properties and to conduct their respective business (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto), and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid, except where the failure to have such licenses, permits, franchises, certificates or other government approvals or authorizations could not reasonably be expected to have a Material Adverse Effect. Except as listed in Disclosure Schedule 3.24, to Borrowers’ and Guarantors’ knowledge, no restrictions, deficiencies, required plans of correction actions or other such remedial measures exist with respect to federal and state Medicare and Medicaid certifications or licensure that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     3.25. HIPAA Compliance.
          (a) To the extent that and for so long as (i) any Credit Party is a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) any Credit Party and/or its business and operations are subject to or covered by the HIPAA administrative requirements codified at 45 C.F.R. Parts 160 and 162 (the “Transactions Rule”) and/or the HIPAA security and privacy requirements codified at 45 C.F.R. Parts 160 and 164 (the “Privacy and Security Rules”), and/or (iii) any Credit Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Credit Party has, except to the extent that the failure to do any of the following could not reasonably be expected to have a Material Adverse Effect: (x) completed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all areas of its business and operations subject to HIPAA and/or that could be adversely affected by the failure of such Credit Party to be HIPAA Compliant (as defined below) to the extent these Assessments are appropriate or required for such Credit Party to be HIPAA Compliant; (y) established a plan for each Credit Party to be and remain HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) implemented its HIPAA Compliance Plan to ensure that such Credit Party is HIPAA Compliant. For purposes of this Agreement, “HIPAA Compliant” shall mean that a Credit Party (1) is in compliance in all material respects with the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (2) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that could reasonably be expected to have a Material Adverse Effect.
          (b) Each Credit Party and/or certain other affiliates of such Credit Party have elected to be treated as a single covered entity in accordance with the Privacy and Security Rules (45 C.F.R. § 164.105(b)) (the “Affiliated Covered Entities”), have documented such affiliation in accordance with 45 C.F.R. §164.105(b), and are in compliance with the requirements of 45 C.F.R. §164.105(b). As such, each Credit Party has the legal right, power and authority to execute the Business Associate Agreement on behalf of the Affiliated Covered Entity, in accordance with the Privacy and Security Rules, and that the provisions of the Business Associate Agreement shall be binding upon such Credit Party and all of such Credit Party’s affiliates that are participating as Affiliated Covered Entities, in accordance with the Privacy and

Security Rules, as if each and every such affiliate were a party to such Business Associate Agreement directly. For purposes of this Section 3.25(b), prior to the consummation of the Merger, the term “Credit Party” shall not include the Target and its Subsidiaries.
     3.26. Non-Guarantor Subsidiaries.
          Except as set forth on Disclosure Schedule 3.26, none of the Non-Guarantor Subsidiaries (other than the JV Subsidiaries) has any assets, conducts any business activities or has any liabilities.
4. FINANCIAL STATEMENTS AND INFORMATION
     4.1. Reports and Notices.
          Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.
     4.2. Communication with Accountants.
          Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Ernst & Young LLP, and authorizes and, at Agent’s request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party; provided, however, that such accountants’ failure to disclose or make materials available to Agent and Lenders as a result of such accountants’ confidentiality policies shall not constitute a breach of this Section 4.2.
5. AFFIRMATIVE COVENANTS
          Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, and agrees to cause its Subsidiaries to comply with the following, from and after the date hereof and until the Termination Date:
     5.1. Maintenance of Existence and Conduct of Business.
          Except as otherwise expressly permitted in this Agreement, each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.
     5.2. Payment of Charges.
          (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges due and payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.
          (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges, Taxes or claims (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, Taxes or claims; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Agent has not advised Borrowers in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.
     5.3. Books and Records.
          Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule 3.4(a).
     5.4. Insurance; Damage to or Destruction of Collateral.
          (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule 3.18 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent; provided that the Credit Parties shall have at least thirty (30) days to effect any changes in their policies of insurance described on Disclosure Schedule 3.18 reasonably requested by Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days’ prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.
          (b) Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to, after prior written notice to Borrowers, require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent in writing, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.
          (c) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney, but, while exercising any rights and powers hereunder, agrees to act in good faith. Borrowers shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(c), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect, such insurance proceeds do not exceed $3,000,000 in the aggregate for such casualty and no Event of Default has occurred and is continuing, Agent shall make available to the applicable Credit Party such proceeds and permit such Credit Party to replace, restore, repair or rebuild the property; provided, that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, such Credit Party shall pay such proceeds to Agent and Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(c). To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(c).
     5.5. Compliance with Laws and Corporate Integrity Agreement.
          Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including all Healthcare Laws and those laws and regulations relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except, in each case, to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with the terms and conditions of the Corporate Integrity Agreement in all material respects, subject to any transition period agreed to in writing by the Office of the United States Inspector General of the Department of Health and Human Services with respect to the Target and the Target’s Subsidiaries.
     5.6. Supplemental Disclosure.
          From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to any preceding specific date.
     5.7. Intellectual Property.
          Each Credit Party will (i) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and (ii) within ten (10) Business Days of the filing thereof, provide Agent with written notice of the registration of any Intellectual Property with any Governmental Authority.
     5.8. Environmental Matters.
          Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all

Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate except where noncompliance could be reasonably likely to result in Environmental Liabilities in excess of $1,000,000; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
     5.9. Landlords’ Agreements, Mortgagee Agreements, Bailee Letters, Lease Performance and Real Estate Purchases.
          (a) Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any location where data, systems or information critical to the business of any Credit Party are located (excluding the current corporate headquarters of Target so long as the material data, systems and information located at the corporate headquarters of Target are transferred to the Dallas, Texas corporate headquarters of the Credit Parties within nine (9) months following the Closing Date), which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

          (b) In the event that the aggregate value of the real property owned by the Credit Parties is greater than $10,000,000, to the extent not previously delivered to the Agent, each Credit Party shall promptly deliver to Agent a Mortgage on any real property owned or thereafter acquired by such Credit Party, together with all Mortgage Supporting Documents relating thereto (or, if such real property is located in a jurisdiction outside the United States, similar documents deemed appropriate by Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property) and all legal opinions relating to the matters described in this Section 5.9(b), which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, Agent. For the avoidance of doubt, the Credit Parties shall continue to be obligated to deliver such Mortgages, Mortgage Supporting Documents and legal opinions described in the preceding sentence notwithstanding the fact that the aggregate value of such owned real property declines below $10,000,000. Notwithstanding the foregoing, unless Borrowers and the Agent otherwise agree, prior to the Merger Funding Date, in no event shall AcquisitionCo, the Target or any of the Target’s Subsidiaries be required to grant a security interest in any of their respective real property or personal property as security for any Obligation.
     5.10. Further Assurances.
          Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of Agent or the Requisite Lenders, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document. Except with respect to the Non-Guarantor Subsidiaries and, prior to the Merger Funding Date, the Target and the Target’s Subsidiaries, each Credit Party shall (i) cause each Person, upon it becoming a Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a first priority perfected security interest in and Lien (subject to Permitted Encumbrances) on the personal property and fee-owned real property of such Subsidiary to secure the Obligations, (ii) pledge and deliver, or cause to be pledged and delivered, to Agent, for the benefit of Agent and Lenders, all of the Stock (and all documents representing all certificated Stock) of such Subsidiary to secure the Obligations together with undated powers or endorsements duly executed in blank and (iii) execute such documents and take such actions (including the delivery of legal opinions, organizational documents, good standing certificates, resolutions and incumbency certificates) as may be reasonably required by Agent in connection therewith. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.
     5.11. Non-Guarantor Subsidiaries.
          With respect to any Non-Guarantor Subsidiary, promptly following the date the Agent requires a Mortgage pursuant to Section 5.9(b) upon any real property owned by such

Non-Guarantor Subsidiary or promptly (but in no event more than five (5) Business Days) following the date such Non-Guarantor Subsidiary (other than any JV Subsidiary) engages in any business, operations or activities, or holds any property not permitted under Section 6.5(c) hereof, or upon Agent’s or the Requisite Lenders’ request at any time after the occurrence and during the continuance of an Event of Default, such Non-Guarantor Subsidiary (other than any JV Subsidiary) shall cease to be a Non-Guarantor Subsidiary for all purposes under this Agreement and any other Loan Document and shall execute a Guaranty, in form and substance reasonably satisfactory to Agent and, subject to Section 5.9(b), shall cause a first priority perfected Lien (subject to Permitted Encumbrances) to be granted in favor of Agent in all personal property and fee-owned real property and Stock of such Non-Guarantor Subsidiary, and Credit Parties and such Non-Guarantor Subsidiary shall execute such documents and take such actions (including the delivery of legal opinions, organizational documents, good standing certificates, resolutions and incumbency certificates) as may be reasonably required by Agent in connection therewith.
     5.12. Merger.
          Each Credit Party shall use its reasonable best efforts to consummate the Merger in accordance with the terms of the Acquisition Agreement as soon as reasonably practicable on or after the Closing Date in compliance with all applicable laws and legal requirements and in any event no later than 180 days after the Closing Date. If, at any time on or after the Closing Date, the Target Shares beneficially owned by AcquisitionCo, together with any Target Shares beneficially owned by Holdings and its other Affiliates, shall collectively represent at least 90% of the outstanding Target Shares, then the Credit Parties shall take all actions necessary and appropriate to cause the Merger to become effective as soon as reasonably practicable without a meeting of the Target’s stockholders in accordance with Section 253 of the Delaware General Corporation Law. On the Merger Funding Date (or thereafter as agreed by the Agent) the Borrowers shall deliver or cause to be delivered to the Agent, unless otherwise agreed by the Agent, in form and substance reasonably satisfactory to the Agent:
          (a) (i) originals of a joinder to the Guaranty and a joinder to the Business Associate Agreement, in each case, duly executed by each Target Subsidiary Guarantor, (ii) originals of a joinder to the Security Agreement duly executed by Target and each Target Subsidiary Guarantor, and (iii) originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements and signed by each of the Target and each Target Subsidiary Guarantor which owns Trademarks, Copyrights and/or Patents, as applicable, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Agent in the Collateral, in each case as may be reasonably requested by the Agent, (B) all documents representing all securities, chattel paper and instruments being pledged pursuant to such agreements and related undated powers or endorsements duly executed in blank and other instruments, documents and agreements executed pursuant thereto, and (C) all Control Letters that, in the reasonable judgment of the Agent, are required for the Target and each Target Subsidiary Guarantor to comply with the Loan Documents as of the Merger Funding Date, each duly executed by the parties thereto;

          (b) duly executed favorable opinions of counsel to the Credit Parties in Delaware and, to the extent requested by Agent, in each other jurisdiction in which the Target or any Target Subsidiary Guarantor is organized, reasonably satisfactory to the Agent, each addressed to the Agent and the Lenders and addressing such matters with respect to the Loan Documents executed by the Target and the Target Subsidiary Guarantors as the Agent may reasonably request;
          (c) a copy of the charter and bylaws (or analogous governing agreement) and amendments thereto (the “Constituent Documents”) of Target and each Target Subsidiary Guarantor, such charter to be certified as of a recent date by the Governmental Authority in its jurisdiction of formation, together with, if applicable, certificates attesting to the good standing of such Credit Party in such jurisdiction;
          (d) a certificate of the secretary, assistant secretary or other officer of Target and each such Target Subsidiary Guarantor in charge of maintaining books and records of Target and or each such Target Subsidiary Guarantor certifying as to (i) the names and signatures of each officer of Target and or each such Target Subsidiary Guarantor authorized to execute and deliver any Loan Document and who will execute any such Loan Document, (ii) the Constituent Documents of Target and or each such Target Subsidiary Guarantor attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (c) above, that there have been no changes from such Constituent Document so delivered) and (iii) the resolutions of Target and or each such Target Subsidiary Guarantor’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which Target and each such Target Subsidiary Guarantor is a party; and
          (e) a certificate of a Senior Officer of Holdings to the effect that the Merger has been consummated together with a copy of the filed certificate of merger.
     5.13. Permitted L/Cs.
          Each Credit Party shall cause each Permitted L/C to be terminated (and not automatically extended) on or prior to its next expiry date following the Closing Date and, to the extent required by the beneficiary thereof, replaced with a Letter of Credit issued hereunder.
     5.14. Post-Closing Matters.
          Each Credit Party hereby agrees to deliver, or cause to be delivered, to Agent as soon as practicable but in any event no later than 30 days after the Closing Date, duly executed Control Letters covering the securities account identified on Disclosure Schedule 3.19 as number 279587 at Bank of America, N.A. and number 249-00401-1-6 EMT at Banc of America Securities LLC, which Control Letters shall be in form and substance reasonably satisfactory to Agent.

6. NEGATIVE COVENANTS
          Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, and agrees to cause its Subsidiaries to comply with the following, from and after the date hereof until the Termination Date:
     6.1. Mergers, Subsidiaries, Etc.
          No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form any Subsidiary other than any of the Non-Guarantor Subsidiaries or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person (or business unit thereof). Notwithstanding the foregoing, (i) any Credit Party may merge into any other Credit Party that is not a Non-Guarantor Subsidiary; provided, that a Borrower shall be the survivor of any such merger to which a Borrower is a party, (ii) any Credit Party that is not a Non-Guarantor Subsidiary may acquire all or substantially all of the Stock of any other Credit Party, (iii) any Credit Party that is not a Borrower or a Non-Guarantor Subsidiary may acquire all or substantially all of the assets of any other Credit Party that is also not a Borrower or a Non-Guarantor Subsidiary, (iv) any Borrower may acquire all or substantially all of the assets or Stock of any other Credit Party, (v) any Credit Party that is not a Non-Guarantor Subsidiary may acquire all or substantially all of the assets or Stock of any Person (the “Target Company”) and, (vi) any Credit Party that is not a Non-Guarantor Subsidiary may form a Subsidiary in order to acquire all or substantially all of the stock or assets of a Target Company (in each case of (i) through (vi), herein referred to as, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions, each to the reasonable satisfaction of Agent:
          (A) (1) Agent shall receive prompt written notice after the completion of any Permitted Acquisition with total consideration and other amounts payable of less than $5,000,000 (a “Threshold Acquisition”), and (2) with respect to any proposed Permitted Acquisition with total consideration and other amounts payable of $5,000,000 or more, Agent shall receive at least fifteen (15) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall, in each case, include a reasonably detailed description of such proposed Permitted Acquisition;
          (B) At the time of such Permitted Acquisition and after giving effect thereto, (1) no Default or Event of Default has occurred and is continuing; (2) the sum of all consideration and other amounts payable (including all transaction costs, non-competition payments or similar payments and all Indebtedness and Guaranteed Indebtedness incurred or assumed in connection therewith or Indebtedness, liabilities and contingent obligations otherwise reflected in a consolidated balance sheet of the Credit Parties after giving effect to such Permitted Acquisition) in connection with all Permitted Acquisitions completed subsequent to the Closing Date shall not exceed $50,000,000 in the aggregate or $15,000,000 for the period commencing on the Closing Date and ending on August 28, 2009 and (3) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, that primarily involve the provision of hospice or home health services such that the consummation of such Permitted Acquisition would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than the approvals applicable to a hospice or home health service provider;
          (C) the consideration and other amounts payable in connection with such Permitted Acquisition shall be payable in cash on the date of consummation of such Permitted Acquisition, other than (1) unsecured Indebtedness in an amount not to exceed 20% of the aggregate consideration and other amounts payable in connection with such Permitted Acquisition and (2) amounts due and payable after the date of the consummation of such Permitted Acquisition under customary non-competition agreements in an amount not to exceed $1,000,000 per agreement;
          (D) such Permitted Acquisition shall be consensual and shall have been approved by the Target Company’s board of directors or other governing body and, if applicable, the Target Company’s Stockholders;
          (E) no Indebtedness or Guaranteed Indebtedness shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target Company after giving effect to such Permitted Acquisition, except (1) Loans made hereunder and (2) Indebtedness and/or Guaranteed Indebtedness permitted under Section 6.3 or Section 6.6, as applicable;
          (F) the Target Company shall have Pro Forma Acquisition EBITDA of not less than $0 for the trailing twelve month period preceding the date of the consummation of the Permitted Acquisition, as determined based upon the Target Company’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within 60 days prior to the date of consummation of such Permitted Acquisition;
          (G) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);
          (H) at or prior to the closing of any Permitted Acquisition, subject to Section 5.9(b), Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or, as applicable, in the assets and Stock of the Target Company, and the applicable Credit Party and the Target Company shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith;
          (I) concurrently with delivery of the notice referred to in clause (A) above, Borrowers shall have delivered to Agent, in form and substance satisfactory to Agent in its reasonable credit judgment:
(1)	a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall (x) reflect that, on a pro forma basis, Holdings and its Subsidiaries would have had a Leverage Ratio not in excess of the ratio permitted by Annex F hereto for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Section 4.1 prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), and (y) reflect that, on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition; and
(2)	a certificate of the chief financial officer of Holdings to the effect that: (x) the Credit Parties will be Solvent upon the consummation of the Permitted Acquisition; (y) the Acquisition Pro Forma fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target Company and such Permitted Acquisition, which investigation was conducted in a commercially reasonable manner, consistent with past practices;
          (J) on or prior to the date of such Permitted Acquisition (or promptly thereafter for any Threshold Acquisition), Agent shall have received (1) a copy of the acquisition agreement and (2) copies of all other related agreements, instruments, opinions, certificates, lien search results and other documents reasonably requested by Agent.
Notwithstanding anything to the contrary in this Section 6.1, Borrowers shall not be required to satisfy the conditions set forth in subsections (C), (F) and (I) above for any Threshold Acquisition.
     6.2. Investments; Loans and Advances.
          Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrowers does not exceed $1,000,000; (b) each Credit Party may make and maintain investments in any other Credit Party; provided, that, (i) the aggregate amount of investments made by Credit Parties (other than any Non-Guarantor Subsidiary) in Odyssey Fort Worth and Odyssey Detroit shall not exceed $8,000,000, (ii) the aggregate amount of investments made by Credit Parties (other than any Non-Guarantor Subsidiary) in all Non-Guarantor Subsidiaries listed on Disclosure Schedule 3.8 as of the Closing Date (excluding Odyssey Fort Worth and Odyssey Detroit) shall not exceed $20,000,000, and (iii) the aggregate amount of investments made by Credit Parties (other than any Non-Guarantor Subsidiary) in all Non-Guarantor Subsidiaries formed in accordance with the terms of this Agreement after the Closing Date shall not exceed $6,000,000; (c) Credit Parties may make investments, subject, in the case of Borrowers and Guarantors and excluding investments that secure Permitted L/Cs, to Control Letters in favor of Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of the Lenders, in (the investments described in clauses (i) – (v) below and the investments permitted in clause (d) below are collectively referred to as “Cash Equivalents”): (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; provided that investments of Borrower and Guarantors permitted by this clause (c) in an aggregate amount of less than $2,500,000 outstanding at any time (excluding investments that secure Permitted L/Cs) shall not be required to be subject to such Control Letters, (d) at any time during the period ending 270 days following the Closing Date, the Credit Parties may hold investments comprised of auction rate securities disclosed to Agent in writing to the extent such investments were made prior to, and exist as of, the Closing Date, and (e) other investments not exceeding $5,000,000 in the aggregate at any time outstanding. Notwithstanding the foregoing, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, AcquisitionCo prior to the Merger Funding Date, through the direct or indirect lending of money, holding of securities or otherwise, except to the extent necessary to allow AcquisitionCo to satisfy its obligations under the Acquisition Agreement.
     6.3. Indebtedness.
          No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule 6.3 and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party than the terms of the Indebtedness being refinanced, amended or modified, (v) (i) unsecured Indebtedness consisting of intercompany loans and advances made by any Credit Party (other than the Non-Guarantor Subsidiaries) to any other Credit Party so long as the obligations under such intercompany loans and advances shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent; provided, that, Credit Parties shall not make intercompany loans or advances to the Non-Guarantor Subsidiaries in excess of the respective amounts permitted under Section 6.2(b) less the amount of any other investments made under Section 6.2(b) and (ii) Subordinated Debt consisting of intercompany loans and advances made by any Non-Guarantor Subsidiary to any other Credit Party, (vi) Indebtedness arising upon the draw of one or more Permitted L/Cs, and (vii) unsecured Indebtedness incurred (x) in connection with Permitted Acquisitions not exceeding $20,000,000 in the aggregate at any time outstanding and (y) in connection with any single Permitted Acquisition not exceeding $5,000,000 in the aggregate.
     6.4. Employee Loans and Affiliate Transactions.
          (a) No Credit Party shall enter into or be a party to any transaction with any Affiliate (other than another Credit Party that is not a Non-Guarantor Subsidiary) thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance, in writing, to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule 6.4(a).
          (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $100,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding.
     6.5. Capital Structure and Business.
          (a) No Credit Party shall (i) issue or sell any shares of preferred Stock to the extent the terms of such preferred Stock provide for, or permit the holders of such preferred Stock to require, a mandatory redemption or any other cash payment prior to February 28, 2014 unless such redemption or other cash payment is subject to the terms of this Agreement and the other Loan Documents, (ii) make any change in its capital structure as described in Disclosure Schedule 3.8, including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided, that Holdings may issue or sell shares of its Stock for cash so long as no Change of Control occurs after giving effect thereto, or (iii) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit

Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto (including home health).
          (b) Prior to the Merger Funding Date, AcquisitionCo shall not engage in any business, operations or activity, or hold any property, other than the following, in each case to the extent permitted by AcquisitionCo’s Constituent Documents, (i) holding Stock of the Target, (ii) issuing, selling and redeeming its own Stock, (iii) paying taxes and dividends permitted hereunder, (iv) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock, (vi) as necessary to consummate the transactions contemplated by the Loan Documents or any Related Transaction and (vii) such other business, operations and activities consented to by the Agent.
          (c) Unless such Non-Guarantor Subsidiary has complied with Section 5.11 to the reasonable satisfaction of Agent, no Non-Guarantor Subsidiary (other than the JV Subsidiaries) shall engage in any business, operations or activities, or hold any property in an aggregate value of greater than $10,000 with respect to such Non-Guarantor Subsidiary at any time (excluding intangible assets relating to certificates of need), other than (i) in the case of Odyssey Fort Worth and Odyssey Detroit, ownership in fee of such parcels of real property on the Closing Date as described on Disclosure Schedule 6.5(c) and (ii) taking such actions necessary to maintain its existence and good standing or to comply with the terms of the Loan Documents.
     6.6. Guaranteed Indebtedness.
          No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness in an aggregate amount greater than $1,000,000 except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party (other than a Non-Guarantor Subsidiary), (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party (other than a Non-Guarantor Subsidiary) if the primary obligation is expressly permitted by this Agreement and (c) reimbursement obligations in respect of Permitted L/Cs.
     6.7. Liens.
          No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (other than Target Margin Stock), whether now owned or hereafter acquired (including any fee ownership interests in Real Estate which have not been required to be encumbered as Collateral pursuant to Section 5.9(b) hereof), except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule 6.7 securing the Indebtedness described on Disclosure Schedule 6.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to assets acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $10,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is or was incurred within 20 days following such purchase and does not exceed one hundred percent (100%) of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.
     6.8. Sale of Stock and Assets.
          Except as otherwise expressly permitted by Section 6.1 or Section 6.2 of this Agreement, no Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of assets (other than the sale of Inventory in the ordinary course of business) having a net book value not exceeding $1,000,000 in any single transaction or $5,000,000 in the aggregate in any Fiscal Year, and (c) the sale of Target Margin Stock for fair market value. With respect to any disposition of assets or other properties permitted pursuant to clause (b) above, subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.
     6.9. ERISA.
          No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
     6.10. Financial Covenants.
          Borrowers shall not breach or fail to comply with any of the Financial Covenants.
     6.11. Hazardous Materials.
          No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

     6.12. Sale-Leasebacks.
          No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.
     6.13. Cancellation of Indebtedness.
          No Credit Party shall cancel any claim or debt owing to it in excess of $500,000, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.
     6.14. Restricted Payments.
          No Credit Party shall make any Restricted Payment, except (a) payments with respect to intercompany loans and advances between Credit Parties to the extent permitted by Section 6.3, (b) dividends and distributions by Subsidiaries of any Credit Party paid to such Credit Party (other than Non-Guarantor Subsidiaries), (c) employee loans permitted under Section 6.4(b), (d) management fees paid by any Credit Party to any other Credit Party (other than Non-Guarantor Subsidiaries), (e) payments to Target or stockholders or optionholders of Target required by the Acquisition Agreement, including payments arising from AcquisitionCo’s exercise of its rights under Section 1.3 of the Acquisition Agreement, and (f) payments by Holdings to purchase or redeem its Stock (or warrants, options or other rights to acquire such Stock) (i) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, to the extent such Stock is purchased or redeemed from officers, directors and employees, or (ii) in an aggregate amount not to exceed $30,000,000 in any Fiscal Year so long as with respect to clause (f)(ii) only, as of the date of such purchase or redemption (A) Holdings shall have a Leverage Ratio of not greater than 1.00:1.00, (B) Holdings, the Borrowers and the Guarantors shall have available unencumbered (other than the Liens in favor of Agent for the benefit of the Lenders) cash and Cash Equivalents on hand (less accrued Medicare Cap Liabilities) of not less than $5,000,000, (C) there shall be no outstanding principal balance on any Revolving Loan, in each case before and after giving effect to such Restricted Payment, and (D) such purchase or redemption is not made prior to the first anniversary of the Closing Date. Notwithstanding the foregoing, prior to the Merger Funding Date none of Target, Target’s Subsidiaries and AcquisitionCo shall be permitted to make any Restricted Payments, other than to officers, directors and employees thereof not to exceed $250,000 in the aggregate for all such Restricted Payments.
     6.15. Change of Corporate Name or Location; Change of Fiscal Year.
          No Borrower or Guarantor shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, or the location of its records concerning the Collateral, in each case other than to the location of another Borrower or Guarantor, or (c) change its organization identification number, if any, issued by its state of incorporation or other organization, in each case without at least 30 days prior written notice to Agent and, in the case of a change in any Borrower’s or Guarantor’s chief executive office (other than the closing of the current corporate headquarters of the Target), a landlord agreement that is reasonably satisfactory to Agent shall have been obtained with respect to such location, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year other than Target and the Target’s Subsidiaries to conform with Holdings’ Fiscal Year. No Borrower or Guarantor shall (a) change the type of entity that it is, or (b) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken.
     6.16. No Impairment of Intercompany Transfers.
          No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.
     6.17. No Speculative Transactions.
          No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.
     6.18. Leases; Real Estate Purchases.
          Except as permitted under Section 6.1 in connection with a Permitted Acquisition, no Credit Party shall purchase a fee simple ownership interest in any single parcel of Real Estate with a purchase price in excess of $5,000,000.
     6.19. Business Associate Agreement.
          No Credit Party shall terminate the Business Associate Agreement.
7. TERM
     7.1. Termination.
          The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
     7.2. Survival of Obligations Upon Termination of Financing Arrangements.
          Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.
8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     8.1. Events of Default.
          The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
          (a) Any Borrower (i) fails to make any payment of principal of the Loans when due and payable, (ii) fails to make any payment of interest on, or Fees owing in respect of, the Loans or any of the other Obligations within 3 Business Days following the date such interest, Fees or other Obligations are due and payable, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following Agent’s demand for such reimbursement or payment of expenses.
          (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 5.4(a) or 6, or any of the provisions set forth in Annex F, respectively.
          (c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 1.8, 4, 5.12 or 5.14 or any provisions set forth in Annexes C or E, respectively, and the same shall remain unremedied for the earlier of 3 Business Days after (i) any Senior Officer’s knowledge of such breach or (ii) receipt by Borrowers of written notice from Agent of such breach.
          (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for the earlier of 15 days after (i) any Senior Officer’s knowledge of such breach or (ii) receipt by Borrowers of written notice from Agent of such breach; provided, however, that if such breach is not susceptible to cure within such 15-day period and Borrowers are diligently pursuing such cure at the expiration of such 15-day period, such 15-day period shall be extended an additional 15 days.
     (e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $1,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.
          (f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.
          (g) Assets of any Credit Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.
          (h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.
          (i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
          (j) A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
          (k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby due to any action or omission by any Credit Party.
          (l) Any Change of Control occurs.
          (m) the Merger Funding Date and the Effective Time (as defined in the Acquisition Agreement in effect on the Closing Date) shall not have occurred on or before August 28, 2008.
     8.2. Remedies.
          (a) If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, and at the written request of the Requisite Term Lenders with respect to the Delayed Draw Term Loan facility, shall), without notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations or suspend the Delayed Draw Term Loan facility with respect to the making of the Delayed Draw Term Loan, whereupon any additional Advances and additional Letter of Credit Obligations or the Delayed Draw Term Loan, as applicable, shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Revolving Lenders or Requisite Term Lenders, as applicable, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the outstanding principal balance of the Loans and the Letter of Credit Fees to the Default Rate.
          (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) terminate the Delayed Draw Term Loan facility with respect to the making of the Delayed Draw Term Loan (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; (iv) conduct, at Borrowers’ expense, such appraisals of Borrowers’ assets as may be desired by Agent or Lenders or (v) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), each of the Revolving Loan facility and the Delayed Draw Term Loan facility shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

     8.3. Waivers by Credit Parties.
          Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
     9.1. Assignment and Participations.
          (a) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letter of Credit Obligations) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any Eligible Assignee acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default is continuing, the Borrowers; provided, however, that (x) such sales, transfers or assignments do not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a Facility and (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment Agreement) of the Loans, Commitments and Letter of Credit Obligations subject to any such sale, transfer or assignment shall be in a minimum amount of $1,000,000, unless such sale, transfer or assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrowers and Agent.
          (b) Procedure. The parties to each sale, transfer or assignment made in reliance on clause (a) above (other than those described in clause (d) or (e) below) shall execute and deliver to Agent an Assignment Agreement via an electronic settlement system designated by Agent (or if previously agreed with Agent, via a manual execution and delivery of the assignment) evidencing such sale, transfer or assignment together with any existing Note subject to such sale, transfer or assignment (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 2.15(c) and payment of an assignment fee in the amount of $3,500, provided that (1) if a sale, transfer or assignment by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such sale, transfer or assignment, and (2) if a sale, transfer or assignment by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such sale, transfer or assignment. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 9.1(a)(iii), upon Agent (and the Borrowers, if applicable) consenting to such assignment, from and after the effective date specified in such Assignment Agreement, Agent shall record or cause to be recorded in the Register the information contained in such Assignment Agreement.
          (c) Effectiveness. Subject to the recording of an Assignment Agreement by Agent in the Register pursuant to Section 1.12(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender, (ii) any applicable Note, if any, shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Sections 9.2 through 9.9).
          (d) Grant of Security Interests. In addition to the other rights provided in this Section 9.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
          (e) Participants and SPVs. In addition to the other rights provided in this Section 9.1, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letter of Credit Obligations); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties towards such

Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 1.13, 1.15 and 1.16, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 1.15(c) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 11.2(c) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.2(c)(v). No party hereto shall institute (and each of the Borrowers and each Credit Party signatory hereto shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnified Person against any Indemnified Liability that may be incurred by, or asserted against, such Indemnified Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Indemnified Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
     9.2. Appointment of Agent.
          GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its

Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own bad faith, gross negligence or willful misconduct, as determined by a final court of competent jurisdiction.
          If Agent shall request instructions from Requisite Lenders, Requisite Term Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Term Lenders, Requisite Revolving Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Term Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable.
     9.3. Agent’s Reliance, Etc.
          Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own bad faith, gross negligence or willful misconduct, as determined by a final court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     9.4. GE Capital and Affiliates.
          With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     9.5. Lender Credit Decision.
          Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
     9.6. Indemnification.
          Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

     9.7. Successor Agent.
          Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Agent or Requisite Lenders hereunder shall be subject to the prior approval of Borrowers, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
     9.8. Setoff and Sharing of Payments.
          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to

Sections 1.13, 1.15 or 1.16). Each Credit Party that, during the existence and continuance of an Event of Default, is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
     9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
          (a) Advances; Payments.
               (i) Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex G not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrowers. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.
               (ii) Once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances, failed to fund the purchase of all such participations or failed to fund all or any portion of its Pro Rata Share of the Delayed Draw Term Loan in accordance with Section 1.1(b)(i), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex G or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

          (b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender and Term Lender will make its Pro Rata Share of each Revolving Credit Advance and the Delayed Draw Term Loan, as applicable, available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender or Term Lender, as applicable, when due, Agent will be entitled to recover such amount on demand from such Revolving Lender or Term Lender, as applicable, without setoff, counterclaim or deduction of any kind. If any Revolving Lender or Term Lender, as applicable, fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrowers and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or Term Lender or to relieve any Revolving Lender or Term Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender or Term Lender as a result of any default by such Revolving Lender or Term Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender or Term Lender and is not reimbursed therefor on the same Business Day as such Advance or Delayed Draw Term Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Advance or Delayed Draw Term Loan until reimbursed by the applicable Revolving Lender or Term Lender.
          (c) Return of Payments.
               (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
          (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or Pro Rata Share of the Delayed Draw Term Loan or any payment required by it hereunder on the date specified therefor shall not relieve any other Revolving Lender or Term Lender (each such other Revolving Lender or Term Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or fund the Delayed Draw Term Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender,” a “Requisite Revolving Lender”

or a “Requisite Term Lender” (or be included in the calculation of “Requisite Lenders,” “Requisite Revolving Lenders” or “Requisite Term Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrowers’ request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
          (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct, as determined by a final court of competent jurisdiction. Lenders acknowledge that Borrowers are required to provide Financial Statements to Lenders in accordance with Annex E hereto and agree that Agent shall have no duty to provide the same to Lenders.
          (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders; provided, that nothing in this Section 9.9(f) shall prohibit any Lender from (i) defending any action, suit or proceeding brought against such Lender by a Credit Party, (ii) filing suit regarding the collection of Obligations owed to it to the limited extent necessary to avoid the running of the applicable statute of limitations period, and (iii) filing a proof of claim in any bankruptcy or similar proceeding.
     9.10. Titles.
          Notwithstanding anything else to the contrary in this Agreement or any other Loan Document, no party hereto designated as a documentation agent, a syndication agent, an arranger or a bookrunner shall have any duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary duty to any Lender or L/C Issuer, and no implied covenants, functions, responsibilities, duties obligations or liabilities shall be read into this Agreement or otherwise exist against any such documentation agent, syndication agent, arranger or bookrunner, in such capacity.

10. SUCCESSORS AND ASSIGNS
     10.1. Successors and Assigns.
          This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
11. MISCELLANEOUS
     11.1. Complete Agreement; Modification of Agreement.
          The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter or fee letter between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, it is agreed and acknowledged by each of the parties hereto that the GE Capital Fee Letter shall survive the execution and delivery of this Agreement.
     11.2. Amendments and Waivers.
          (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrowers, and by Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable. Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.
          (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.1 and Section 2.2 to the making of the Delayed Draw Term Loan or set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligation shall be effective unless the same shall be in writing and signed by Agent, Borrowers and, as applicable, Requisite Term Loan Lenders or Requisite Revolving Lenders.

Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of the Delayed Draw Term Loan set forth in Section 2.1 or Section 2.2 or to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Borrowers, and, as applicable, Requisite Term Lenders or Requisite Revolving Lenders.
          (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders; (ii) reduce the principal of, rate of interest on (other than a reduction from the Default Rate to the interest rate that would have been applicable to such Obligations in the event the Agent or Requisite Lenders had not elected to impose the Default Rate) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release all or substantially all of the Collateral or consent to the assignment or transfer by any Credit Party of its rights, benefits, obligations or other duties hereunder or under any of the other Loan Documents (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the terms “Pro Rata Share”, “Requisite Lenders”, “Requisite Revolving Lenders” or “Requisite Term Lenders”, insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider, or, in the case of any Secured Rate Contract arranged by Agent or any Affiliate of Agent, the written consent of Agent. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

          (d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):
               (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a “Non-Consenting Lender”);
               (ii) requiring the consent of Requisite Term Lenders, the consent of Term Lenders holding fifty-one percent (51%) or more of the aggregate Term Loan Commitments and Term Loan is obtained, but the consent of Requisite Term Lenders is not obtained;
               (iii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding fifty-one percent (51%) or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained; or
               (iv) requiring the consent of Requisite Lenders, the consent of Lenders holding fifty-one percent (51%) or more of the aggregate Commitments and Loans is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrowers’ request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued but unpaid interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
          (e) Upon payment in full in cash and performance of all of the Obligations (other than unasserted indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall promptly deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
     11.3. Fees and Expenses.
          Borrowers shall reimburse Agent (and, with respect to clauses (c), (d) and (e) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel, consultants, auditors or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents, closing of the transactions contemplated hereunder and those the perfection of Liens on Collateral and incurred in connection with:

          (a) the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);
          (b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transaction Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
          (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise), other than any such litigation, contest, dispute, suit, proceeding or action instituted by Agent or any Lender against one or more other Lenders or the Agent only, in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s bad faith, gross negligence or willful misconduct, as determined by a final court of competent jurisdiction;
          (d) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;
          (e) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and
          (f) efforts to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;
including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses;

court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
     11.4. No Waiver.
          Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.
     11.5. Remedies.
          Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
     11.6. Severability.
          Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
     11.7. Conflict of Terms.
          Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
     11.8. Confidentiality.
          Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenants contained in this Section 9.1(d) and Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.
     11.9. GOVERNING LAW.
          EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER

PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
     11.10. Notices.
          (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex H, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrowers and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrowers and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.
          (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrowers or Agent) designated in Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

     11.11. Section Titles.
          The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     11.12. Counterparts.
          This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
     11.13. WAIVER OF JURY TRIAL.
          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
     11.14. Press Releases and Related Matters.
          Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement or the other Loan Documents without at least 2 Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement using the Credit Parties’ name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Borrowers for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

     11.15. Reinstatement.
          This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     11.16. Advice of Counsel.
          Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.
     11.17. No Strict Construction.
          The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     11.18. USA PATRIOT Act Notice.
          Each Lender that is subject to the Patriot Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.
     11.19. Effect of Amendment and Restatement on Existing Credit Agreement.
          (a) On the Closing Date, the Existing Credit Agreement is amended and restated in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement, the Notes and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date; (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement; (iii) the Liens and security interests as granted under the Loan Documents (whether delivered hereunder or in connection with the Existing Credit Agreement) securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement); and (iv) upon the effectiveness of this Agreement all loans outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be Loans hereunder and all outstanding letters of credit under the Existing Credit Agreement will be Letters of Credit hereunder, in each case on the terms and conditions set forth in this Agreement.
          (b) Notwithstanding the modification effected by this Agreement of the representations, warranties and covenants of the Borrowers contained in the Existing Credit Agreement, the Borrowers acknowledge and agree that any choses in action or other rights created in favor of the Agent, the “Agent” under the Existing Credit Agreement, any lender under the Existing Credit Agreement, any Lender and each of their respective successors and assigns arising out of the representations, warranties and covenants of the Borrowers contained in or delivered (including representations, warranties and covenants delivered in connection with the making of Loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement, shall survive the execution and delivery of this Agreement; provided that it is understood and agreed that the Borrowers’ monetary obligations under the Existing Credit Agreement in respect of the loans thereunder are evidenced by this Agreement.
          (c) All indemnification obligations of the Borrowers pursuant to the Existing Credit Agreement shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.
          (d) Except as expressly amended and restated hereby and by the Notes, the Existing Credit Agreement and the other Loan Documents are and shall continue in full force and effect. On and after the Closing Date, (a) each reference in the Loan Documents to the “Credit Agreement,” “thereunder,” “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement (as further amended, restated, modified or otherwise supplemented from time to time) and (b) each reference in the Loan Documents to a “Note” or amendment or restatement thereof shall be a reference to a Note hereunder, and (c) each reference to “Agent”, “L/C Issuer” or “Lender” in a Loan Document shall be a reference to the Agent, L/C Issuer or Lender hereunder as the case may be.
12. CROSS-GUARANTY
     12.1. Cross-Guaranty.
          Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, Lenders and each Secured Swap Provider and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,
          (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
          (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;
          (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);
          (d) the insolvency of any Credit Party; or
          (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
     12.2. Waivers by Borrowers.
          Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.
     12.3. Benefit of Guaranty.
          Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.
     12.4. Subordination of Subrogation, Etc.
          Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.
     12.5. Election of Remedies.
          If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
     12.6. Limitation.
          Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:
          (a) the net amount of all Loans advanced to Borrowers under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, Borrowers; and

          (b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.
     12.7. Contribution with Respect to Guaranty Obligations.
          (a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
          (b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
          (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.
          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrower to which such contribution and indemnification is owing.
          (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

     12.8. Liability Cumulative.
          The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:

ODYSSEY HEALTHCARE OPERATING A, LP

By:	Odyssey HealthCare GP, LLC
Its:	General Partner

	By:	/s/ R. Dirk Allison
	Name:	R. Dirk Allison
	Title:	Senior Vice President and Chief Financial Officer

ODYSSEY HEALTHCARE OPERATING B, LP

By:	Odyssey HealthCare GP, LLC
Its:	General Partner

	By:	/s/ R. Dirk Allison
	Name:	R. Dirk Allison
	Title:	Senior Vice President and Chief Financial Officer

HOSPICE OF THE PALM COAST, INC.

	By:	/s/ R. Dirk Allison
	Name:	R. Dirk Allison
	Title:	Senior Vice President and Chief Financial Officer

OHC INVESTMENT, INC.

	By:	/s/ R. Dirk Allison
	Name:	R. Dirk Allison
	Title:	Senior Vice President and Chief Financial Officer
Odyssey Credit Agreement — Signature Page

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and a Lender

By:	/s/ John Dale
Duly Authorized Signatory

BANK OF TEXAS, NA, as a Lender

By:	/s/ Bianca A. Gulberti

Name:	Bianca A. Gulberti
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Daniel H. Penkar

Name:	Daniel H. Penkar
Title:	Senior Vice President

COMPASS BANK, as a Lender

By:	/s/ Key Coker

Name:	Key Coker
Title:	Executive Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Jeffrey A. Thieman

Name:	Jeffrey A. Thieman
Title:	Vice President
Odyssey Credit Agreement — Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ Helen C. Hartz
Name:	Helen C. Hartz

Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Michael Tschida

Name:	Michael Tschida

Title:	Vice President

WELLS FARGO FOOTHILL, LLC, as a Lender

By:	/s/ Elizabeth Downey

Name:	Elizabeth Downey

Title:	Vice President

Odyssey Credit Agreement — Signature Page

          The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

ODYSSEY HEALTHCARE, INC.

By	/s/ R. Dirk Allison
Its:	Senior Vice President and Chief Financial Officer

ODYSSEY HEALTHCARE HOLDING COMPANY

By	/s/ R. Dirk Allison

Its:	Senior Vice President and Chief Financial Officer

ODYSSEY HEALTHCARE GP, LLC

By	/s/ R. Dirk Allison

Its:	Senior Vice President and Chief Financial Officer

ODYSSEY HEALTHCARE LP, LLC

By	/s/ Jean M. Hunn

Its:	Manager

ODYSSEY HEALTHCARE MANAGEMENT, LP

By:	Odyssey HealthCare GP, LLC
Its:	General Partner

	By	/s/ R. Dirk Allison
	Its:	Senior Vice President and Chief Financial Officer
Odyssey Credit Agreement — Signature Page

ANNEX A (Recitals)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DEFINITIONS
          Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:
          “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).
          “Accounting Changes” has the meaning ascribed thereto in Annex F.
          “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security and guaranties of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.
          “Acquisition” means the purchase by AcquisitionCo of Target Shares pursuant to the Tender Offer and the consummation of the Merger, in each case, in accordance with the terms of the Acquisition Agreement.
          “Acquisition Agreement” means the Agreement and Plan of Merger dated as of January 15, 2008 by and among Parent, AcquisitionCo and Target.
          “AcquisitionCo” has the meaning ascribed thereto in the preamble to the Agreement.
Annex A — Page 1

          “Advance” means any Revolving Credit Advance.
          “Affected Lender” has the meaning ascribed to it in Section 1.16(d).
          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.
          “Agent” means GE Capital in its capacity as Administrative Agent for Lenders or its successor appointed pursuant to Section 9.7.
          “Agreement” means the Second Amended and Restated Credit Agreement dated as of the date hereof by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Appendices” has the meaning ascribed to it in the recitals to the Agreement.
          “Applicable Margins” means collectively the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin and the Applicable Term Loan LIBOR Margin.
          “Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).
          “Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).
          “Applicable Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).
          “Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).
Annex A — Page 2

          “Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
          “Assignment Agreement” means an assignment agreement substantially in the form attached hereto as Exhibit 9.1(a).
          “Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.
          “Blocked Accounts” has the meaning ascribed to it in Annex C.
          “Borrowers” means (i) prior to the consummation of the Merger, OpCoA, OpCoB, Palm Coast and AcquisitionCo, and (ii) upon and after consummation of the Merger, OpCoA, OpCoB, Palm Coast and Target, and in each case each individually as a “Borrower”.
          “Business Associate Agreement” means that certain Business Associate Agreement effective May 14, 2004 duly executed by and among Holdings, each Borrower (other than AcquisitionCo), each Guarantor and Agent, together with all exhibits and schedules thereto, as the same may be amended, modified, restated or supplemented from time to time in accordance with the terms thereof.
          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Illinois and/or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.
          “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP, excluding in each instance, any such expenditures made pursuant to a Permitted Acquisition.
          “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
          “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
          “Cash Collateral Account” has the meaning ascribed to it Annex B.
Annex A — Page 3

          “Cash Equivalents” has the meaning ascribed to it in Section 6.2(c).
          “Cash Management Systems” has the meaning ascribed to it in Section 1.8.
          “Certificate of Exemption” has the meaning ascribed to it in Section 1.15(c).
          “Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of thirty-five percent (35%) or more of the issued and outstanding shares of capital Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its direct Subsidiaries; (d) Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its direct Subsidiaries; (e) Odyssey GP ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its direct Subsidiaries; or (f) Odyssey LP ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its direct Subsidiaries.
          “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
          “Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.
          “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.
          “Closing Date” means the date on which the Initial Term Loan is made, which shall be the same date as AcquisitionCo acquires any Target Shares pursuant to the Tender Offer.
Annex A — Page 4

          “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
          “Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.
          “Collateral Documents” means the Security Agreement, the Master Pledge Agreement, the Guaranties, the Trademark Security Agreements, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.
          “Collection Account” means that certain account of Agent, account number 502-710-79 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”
          “Commitment Termination Date” means the earliest of (a) the Term Loan Maturity Date, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).
          “Commitments” means (a) as to any Lender, such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be $160,000,000 on the Closing Date, and as to each of clauses (a) and (b), as such Commitments may be increased, reduced, amortized or adjusted from time to time in accordance with the Agreement.
          “Compliance Certificate” has the meaning ascribed to it in Annex E.
          “Constituent Documents” has the meaning ascribed to it in Section 5.12(c).

Annex A — Page 5

          “Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
          “Control Letter” means a letter agreement, in form and substance reasonably satisfactory to Agent, between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.
          “Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.
          “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
          “Corporate Integrity Agreement” means the corporate integrity agreement, dated July 6, 2006, by and between The Office of Inspector General of the Department of Health and Human Services and Holdings, as it may be amended.
          “Credit Parties” means Odyssey Healthcare Management LP, a Delaware limited partnership, Holdings, Parent, Odyssey GP, Odyssey LP, each Non-Guarantor Subsidiary, each Borrower, Target, each Target Subsidiary Guarantor and each of their respective Subsidiaries.
          “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, Cash Equivalents and debts due from Affiliates.
          “Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any

Annex A — Page 6

option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolving Loan.
          “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
          “Default Rate” has the meaning ascribed to it in Section 1.5(d).
          “Delayed Draw Funding Date” means the date on which the Delayed Draw Term Loan is made, which shall be the same date as the Merger Funding Date.
          “Delayed Draw Term Loan” has the meaning ascribed to it in Section 1.1(b)(i).
          “Disbursement Accounts” has the meaning ascribed to it in Annex C.
          “Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules 1.4 through 6.7 in the Index to the Agreement.
          “Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
          “Dollars” or “$” means lawful currency of the United States of America.
          “EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any other non-cash gains that have been added in determining consolidated net income, and (vi) positive net income from discontinued operations, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any directors, officers or employees of such Person of any Stock, (vii) to the extent incurred prior to the Closing Date, costs related to write-down of Houston in-patient unit building not to exceed $225,000, a one-time charge related to costs of CON denial in Broward County, Florida not to exceed $850,000 and other one-time charges related to costs of CON denial in jurisdictions other than Broward County in an aggregate amount not to exceed

Annex A — Page 7

$3,000,000, (viii) fees and expenses incurred in connection with the Related Transactions including any termination fees payable to Target’s lenders, to the extent such fees are not capitalized, in an aggregate amount not to exceed $3,000,000, (ix) severance expenses identified in the KPMG Report, (x) other unusual and non-recurring expenses (or less unusual and non-recurring gains) which do not represent a cash item, and (xi) losses from discontinued operations, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (d) Pro Forma Acquisition EBITDA (assuming that the Merger qualifies as a Permitted Acquisition). For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) except as otherwise included in the calculation of Pro Forma Acquisition EBITDA, the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a wholly-owned Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve or any increase in any contingency reserve in each case to the extent such restoration or increase relates to a period prior to the period in which such restoration or increase was made; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary. With respect to the Target, EBITDA shall be adjusted to include any actual cost savings achieved as a result of the Acquisition as demonstrated to Agent’s reasonable satisfaction and as annualized during the first three Fiscal Quarters after the Closing Date and, for the avoidance of doubt, shall not be adjusted to include any potential synergy capture under the KPMG Report unless such cost savings have been actually achieved.
          “Eligible Assignee” means any commercial bank, savings and loan association or savings bank, or any other entity that is either (i) a fund, including a collateralized loan obligation fund, or (ii) an “accredited investor” (as defined in Regulation D under the Securities Act), including insurance companies, mutual funds, lease financing companies and commercial finance companies, that in either case is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that no Credit Party shall be an Eligible Assignee.
          “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface

Annex A — Page 8

or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
          “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
          “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
          “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

Annex A — Page 9

          “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
          “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.
          “ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.
          “E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.
          “Event of Default” has the meaning ascribed to it in Section 8.1.
          “Excess Cash Flow” means, without duplication, with respect to any Fiscal Year of Holdings and its Subsidiaries, consolidated net income plus (a) depreciation, amortization and Interest Expense to the extent deducted in determining consolidated net income, plus (b) decreases in Working Capital during such Fiscal Year (measured as the excess of such Working Capital at the beginning of such Fiscal Year over such Working Capital at the end of such Fiscal

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Year), minus (c) increases in Working Capital during such Fiscal Year (measured as the excess of such Working Capital at the end of such Fiscal Year over such Working Capital at the beginning of such Fiscal Year), minus (d) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (e) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, plus or minus (as the case may be) (f) extraordinary gains or losses which are cash items not included in the calculation of net income, plus (g) taxes deducted in determining consolidated net income to the extent not paid for in cash, minus (h) an amount equal to the aggregate amount of all voluntary prepayments of the principal amount of the Term Loan made during such Fiscal Year.
          “Existing Credit Agreement” has the meaning ascribed to it in the recitals to the Agreement.
          “Facilities” means (a) the Term Loan Facility and (b) the Revolving Loan Facility.
          “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
          “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
          “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.
          “Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.
          “Financial Covenants” means the financial covenants set forth in Annex F.
          “Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Sections 3.4 and 4.1 and Annex E.
          “Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.
          “Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of (1) EBITDA of such Person for such fiscal period, minus unfinanced Capital

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Expenditures made by such Person during such period, minus cash taxes paid by such Person during such period and minus Pro Forma Acquisition EBITDA for such period, to (2) Fixed Charges incurred or accrued by such Person for such period.
          “Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period.
          “Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.
          “Foreign Lender” has the meaning ascribed to it in Section 1.15(c).
          “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.
          “GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex F to the Agreement.
          “GE Capital” means General Electric Capital Corporation, a Delaware corporation.
          “GE Capital Fee Letter” has the meaning ascribed to it in Section 1.9.
          “General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash,

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Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.
          “Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
          “Guaranties” means, collectively, each guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.
          “Guarantors” means each Credit Party, other than the Borrowers and, until they shall have executed and delivered a Guaranty in compliance with Section 5.11, the Non-Guarantor Subsidiaries, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.
          “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous

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material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.
          “Healthcare Laws” has the meaning ascribed to it in Section 3.24.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
          “Holdings” means Odyssey HealthCare, Inc., a Delaware corporation.
          “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (i) the Obligations.
          “Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.
          “Indemnified Person” has the meaning ascribed to in Section 1.13.
          “Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the

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Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.
          “Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.
          “Initial Term Loan” has the meaning ascribed to it in Section 1.1(b)(i).
          “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of Indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
          “Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.
          “Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.
          “Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that, in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further, that in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.
          “Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded Software.
          “Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit

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Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.
          “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder.
          “IRS” means the Internal Revenue Service.
          “JV Subsidiary” means Odyssey Augusta, Odyssey Savannah, Odyssey Kansas City, Odyssey Boston, Odyssey St. Louis or any other Subsidiary of a Credit Party which is created after the Closing Date in accordance with the terms of this Agreement in which Stock is owned by a health care provider, or an Affiliate thereof, that is not an Affiliate of Holdings.
          “KMPG Report” means the KPMG Project Vista Report, dated December 18, 2007 provided to the Agent.
          “L/C Issuer” has the meaning ascribed to it in Annex B.
          “L/C Sublimit” has the meaning ascribed to it in Annex B.
          “Lenders” means (a) GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations pursuant to the terms of this Agreement, such term shall include any assignee of such Lender, and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Agent for the benefit of the Lenders under the Collateral Documents, a Person to whom any Obligations in respect of a Secured Rate Contract are owed. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Loan Document.
          “Letter of Credit Fee” has the meaning ascribed to it in Annex B.
          “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrowers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.
          “Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

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          “Leverage Ratio” means, with respect to Holdings and its Subsidiaries, on a consolidated basis, the ratio of (a) Funded Debt of Holdings and its Subsidiaries plus accrued Medicare Cap Liabilities minus available unencumbered (other than the Liens in favor of Agent for the benefit of the Lenders) cash and Cash Equivalents, in each case as of any date of determination, to (b) EBITDA for the twelve months ending on that date of determination.
          “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
          “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
          “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrowers pursuant to the Agreement and ending one, two, three or six months (or to the extent available to all applicable Lenders, nine or twelve months) thereafter, as selected by Borrowers’ irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
     (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
     (b) any LIBOR Period that would otherwise extend beyond the Revolving Commitment Termination Date, with respect to Revolving Loans, or the Commitment Termination Date, with respect to all Loans, shall end 2 LIBOR Business Days prior to such date;
     (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;
     (d) Borrowers shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and
     (e) Borrowers shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

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          “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:
     (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by
     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.
If such interest rates shall cease to be available from Reuters, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrowers.
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
          “Litigation” has the meaning ascribed to it in Section 3.13.
          “Loan Documents” means the Agreement, the Notes, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall

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refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loans” means, collectively, the Revolving Loan and the Term Loan.
          “Lock Boxes” has the meaning ascribed to it in Annex C.
          “Margin Stock” has the meaning ascribed to in Section 3.10.
          “Master Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the date hereof executed by Holdings, Parent, Odyssey GP and Odyssey LP in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Subsidiaries (other than, prior to the Merger Funding Date, AcquisitionCo, Target and Target’s Subsidiaries) and all intercompany notes owing to or held by any of them.
          “Material Adverse Effect” means a material adverse effect on (a) the business, industry, assets, operations or financial or other condition of the Credit Parties considered as a whole, (b) any Credit Party’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in costs and/or liabilities or loss of revenues, individually or in the aggregate, in any 30-day period in excess of fifteen percent (15%) of the EBITDA of Holdings and its Subsidiaries for the twelve-month period ending as of the last day of the most recently ended Fiscal Quarter (based on the Compliance Certificate most recently delivered pursuant to Section 4.1) shall constitute a Material Adverse Effect.
          “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Revolving Lenders as of that date.
          “Maximum Lawful Rate” has the meaning ascribed to it in Section 1.5(f).
          “Medicare Cap Liabilities” means, as of any date of determination, the amount that would be identified as “Medicare Cap Liabilities” in the most recent Financial Statements of Holdings delivered to Agent in accordance with Section 4.1 and Annex E.
          “Merger” means, following consummation of the Tender Offer, the merger of AcquisitionCo with and into Target on the terms and subject to the conditions set forth in the Acquisition Agreement.
          “Merger Funding Date” means the date upon which Borrowers draw on the Term Loan in order to fund the Merger Consideration and the Option Consideration as defined in and in accordance with the terms of the Acquisition Agreement.

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          “Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Credit Party and granting a Lien over real property in favor of Agent as security for the Obligations.
          “Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title searches and evidence regarding recording and payment of fees, property insurance premiums and taxes relating thereto) that Agent may reasonably request, to create, register, or perfect a valid Lien on such parcel of real property in favor of Agent for the benefit of the Lenders, subject only to Permitted Encumbrances and such other Liens as Agent may approve.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
          “Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).
          “Non-Guarantor Subsidiaries” means Odyssey Fort Worth, Odyssey Detroit, Odyssey Manatee County, Odyssey Collier County, Odyssey Northwest Florida, Odyssey Austin, Odyssey Hillsborough County, Odyssey Marion County, Odyssey Pinellas County, each JV Subsidiary and any other Subsidiary that is formed solely for the purpose of acquiring any of the stock or assets of a Target Company, has not yet consummated such acquisition and has been formed not more than sixty (60) days prior to the date of such acquisition.
          “Notes” means, collectively, the Revolving Notes and the Term Notes.
          “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).
          “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).
          “Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, any Lender or any Secured Swap Provider, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents or any Secured Rate Contract. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents or any Secured Rate Contract.

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          “Odyssey Augusta” means Odyssey HealthCare of Augusta, LLC, a Delaware limited liability company.
          “Odyssey Austin” means Odyssey HealthCare Austin, LLC, a Delaware limited liability company.
          “Odyssey Boston” means Odyssey HealthCare of Boston, LLC, a Delaware limited liability company.
          “Odyssey Collier County” means Odyssey HealthCare of Collier County, Inc., a Delaware corporation.
          “Odyssey Detroit” means Odyssey HealthCare Detroit, LLC, a Delaware limited liability company.
          “Odyssey Fort Worth” means Odyssey HealthCare Fort Worth, LLC, a Delaware limited liability company.
          “Odyssey GP” means Odyssey HealthCare GP, LLC, a Delaware limited liability company.
          “Odyssey Hillsborough County” means Odyssey HealthCare of Hillsborough County, Inc., a Delaware corporation.
          “Odyssey Kansas City” means Odyssey HealthCare of Kansas City, LLC, a Delaware limited liability company.
          “Odyssey LP” means Odyssey HealthCare LP, LLC, a Delaware limited liability company.
          “Odyssey Manatee County” means Odyssey HealthCare of Manatee County, Inc., a Delaware corporation.
          “Odyssey Marion County” means Odyssey HealthCare of Marion County, Inc., a Delaware corporation.
          “Odyssey Northwest Florida” means Odyssey HealthCare of Northwest Florida, Inc., a Delaware corporation.
          “Odyssey Pinellas County” means Odyssey HealthCare of Pinellas County, Inc., a Delaware corporation.
          “Odyssey Savannah” means Odyssey HealthCare of Savannah, LLC, a Delaware limited liability company.
          “Odyssey St. Louis” means Odyssey HealthCare of St. Louis, LLC, a Delaware limited liability company.

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          “OpCoA” has the meaning ascribed thereto in the preamble to the Agreement.
          “OpCoB” has the meaning ascribed thereto in the preamble to the Agreement.
          “Palm Coast” has the meaning ascribed thereto in the preamble to the Agreement.
          “Parent” means Odyssey HealthCare Holding Company, a Delaware corporation.
          “Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.
          “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.
          “Payoff Debt” means the Indebtedness described on Schedule 2.1(h), which shall be paid or redeemed in full on the Closing Date
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means a Plan described in Section 3(2) of ERISA.
          “Permitted Acquisition” has the meaning ascribed to it in Section 6.1.
          “Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $500,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) cash deposits, including certificates of deposit, securing reimbursement obligations in respect of outstanding Permitted L/Cs in an amount not to exceed 105% of the face amount of such Permitted L/Cs and in accounts segregated from any operating accounts or other accounts in which Agent has a first priority perfected security interest; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) zoning restrictions, easements,

Annex A — Page 22

licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and (k) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.
          “Permitted L/Cs” means the letters of credit in existence on the Closing Date and set forth on Disclosure Schedule 6.3 having reimbursement obligations secured by no Liens other then Permitted Encumbrances.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has a material liability, contingent or otherwise, with respect thereto, on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.
          “Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
          “Pro Forma Acquisition EBITDA” means (i) EBITDA attributable to each Permitted Acquisition (with such pro forma adjustments as are reasonably acceptable to Agent, as indicated by its written approval thereof, based upon data presented to Agent to its reasonable satisfaction) consummated during the one (1) year period preceding the date of determination calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months

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following the consummation of the applicable Permitted Acquisition for which financial statements of Holdings and its Subsidiaries have been delivered to Agent pursuant to Section 4.1 and (ii) for purposes of determining compliance with Section 6.1, EBITDA of the Target Company of any proposed Permitted Acquisition (adjusted with such pro forma adjustments as are reasonably acceptable to Agent based upon data presented to Agent to its reasonable satisfaction) calculated for the twelve (12) months immediately preceding the consummation of the proposed Permitted Acquisition.
          “Projections” means Holdings’ and its Subsidiaries forecasted consolidated profit and loss statements, all consistent with the historical Financial Statements of the Credit Parties, together with appropriate supporting details and a statement of underlying assumptions.
          “Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.
          “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
          “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
          “Real Estate” has the meaning ascribed to it in Section 3.6.
          “Related Transactions” means, collectively, the consummation of the Acquisition (including the Tender Offer and the Merger), the prepayment, redemption, refinancing or other satisfaction of the Payoff Debt, the execution and delivery of all Related Transaction Documents and the payment of all related fees, costs and expenses.
          “Related Transaction Documents” means, collectively, the Acquisition Agreement, the documents relating to the repayment, redemption or other satisfaction of the Payoff Debt, and each other document executed with respect to any of the foregoing or any Related Transaction.
          “Relationship Bank” has the meaning ascribed to it in Annex C.
          “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal,

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dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
          “Replacement Lender” has the meaning ascribed to it in Section 1.16(d).
          “Requisite Lenders” means Lenders having (a) more than fifty percent (50%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of all Loans.
          “Requisite Revolving Lenders” means Lenders having (a) more than fifty percent (50%) of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Loan.
          “Requisite Term Lenders” means Lenders having (a) more than fifty percent (50%) of the Term Loan Commitments of all Lenders, or (b) if the Term Loan Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Term Loan.
          “Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.
          “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

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          “Revolving Commitment Termination Date” means the earliest of (a) February 28, 2013, (b) the date of termination of Revolving Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).
          “Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).
          “Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.
          “Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
          “Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be $30,000,000 on the Closing Date.
          “Revolving Loan Facility” means the Revolving Loan Commitments and the provisions herein related to the Revolving Loans, Revolving Credit Advances and Letters of Credit.
          “Revolving Note” has the meaning ascribed to it in Section 1.12(e).
          “Security Agreement” means the Amended and Restated Security Agreement dated as of the Closing Date entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.
          “Secured Rate Contract” means any Rate Contract between any Borrower and the counterparty thereto which has been provided by any Lender or an Affiliate of any Lender or provided or arranged by GE Capital or an Affiliate of GE Capital.
          “Secured Swap Provider” means a Person with whom any Borrower has entered into a Secured Rate Contract provided by any Lender or an Affiliate of any Lender or provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

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          “Senior Officer” means, with respect to any Person, the chairman of the board, the president, the chief executive officer, the chief operating officer, the general counsel, or any equivalent officer (regardless of his or her title), and, in respect of financial or accounting matters, the chief financial officer, the vice president of finance, the treasurer, or any equivalent officer (regardless of his or her title).
          “Settlement Date” has the meaning ascribed to it in Section 9.9(a)(ii).
          “Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
          “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.
          “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
          “Stockholder” means, with respect to any Person, each holder of Stock of such Person.
          “Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent in its reasonable discretion, as to right and time of payment and as to any other rights and remedies thereunder.
          “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether,

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at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.
          “Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.
          “Target” means VistaCare, Inc., a Delaware corporation.
          “Target Company” has the meaning ascribed to it in Section 6.1.
          “Target Margin Stock” means any Target Shares or any other shares of capital stock of the Target, in each case, that are margin stock (within the meaning of Regulation U of the Federal Reserve Board).
          “Target Shares” means shares of Class A Common Stock, $0.01 par value per share, of the Target.
          “Target Subsidiary Guarantors” means, collectively, Vista Hospice Care, Inc., a Delaware corporation, VistaCare USA, Inc., a Delaware corporation, FHI Health Systems, Inc., a Delaware corporation, CareNation, Inc., a Delaware corporation, FHI GP, Inc., a Texas corporation, FHI LP, Inc., a Nevada corporation, Family Hospice, Ltd., a Texas limited partnership, and FHI Management, Ltd., a Texas limited partnership.
          “Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.
          “Tender Offer” means the tender offer by AcquisitionCo to purchase all outstanding Target Shares, at a price of $8.60 per share, in cash on the terms and subject to the conditions set forth in the Acquisition Agreement pursuant to a Tender Offer Statement on Schedule TO containing AcquisitionCo’s offer to purchase and related letter of transmittal and the related form of summary advertisement, as filed with the United States Securities and Exchange Commission on January 30, 2008, as amended from time to time.
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          “Term Commitment Termination Date” means the earliest of (a) August 28, 2008, (b) the Delayed Draw Funding Date and (c) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b).
          “Term Lenders” means those Lenders having Term Loan Commitments.
          “Term Loan” means, collectively, the Initial Term Loan and the Delayed Draw Term Loan.
          “Term Loan Commitment” means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be One Hundred Thirty Million Dollars ($130,000,000) on the Closing Date. After advancing the Initial Term Loan and the Delayed Draw Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loan.
          “Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.
          “Term Loan Maturity Date” means February 28, 2014.
          “Term Note” has the meaning assigned to it in Section 1.12(e).
          “Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.
          “Threshold Acquisition” has the meaning ascribed to it in Section 6.1.
          “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
          “Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.
          “Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.
          “Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names,
Annex A — Page 29

business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
          “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.
          “Welfare Plan” means a Plan described in Section 3(1) of ERISA.
          “Working Capital” means, as of any date, Borrowers’ Current Assets at such date less Borrowers’ Current Liabilities at such date.
          Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex F. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.
          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan
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Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.
Annex A — Page 31

ANNEX B (Section 1.2)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
LETTERS OF CREDIT
          (a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Revolving Commitment Termination Date, upon the request of any Borrower, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent and Borrowers, in each case in their reasonable discretion (each, an “L/C Issuer”) for Borrowers’ account on behalf of a Credit Party and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) $15,000,000 (the “L/C Sublimit”) and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than five (5) Business Days prior to the Revolving Commitment Termination Date; provided, that any Letter of Credit may provide for a renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date which is five (5) Business Days prior to the Revolving Commitment Termination Date).
          (b) Advances Automatic; Participations.
          (i) In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.
Annex B — Page 1

          (ii) If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.
          (c) Cash Collateral.
          (i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Revolving Commitment Termination Date, Borrowers will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or Cash Equivalents acceptable to Agent in an amount equal to one hundred five percent (105%) of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrowers. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrowers and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.
          (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to one
Annex B — Page 2

hundred five percent (105%) of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent in its reasonable discretion.
          (iii) From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Revolving Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.
          (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be for the account of Borrowers.
          (d) Fees and Expenses. Borrowers agree to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Revolver LIBOR Margin. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Revolving Commitment Termination Date. In addition, Borrowers shall pay to any L/C Issuer, on demand, such fees (excluding all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
          (e) Request for Incurrence of Letter of Credit Obligations. Borrowers shall give Agent at least 2 Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed application for standby Letter of Credit or application and agreement for documentary Letter of Credit or application for documentary Letter of Credit (as applicable), each to be in form and substance satisfactory to Agent, in its reasonable discretion. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrowers and approvals by Agent and the L/C Issuer may be made and
Annex B — Page 3

transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrowers, Agent and the L/C Issuer.
          (f) Obligation Absolute. The obligation of Borrowers to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
          (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;
          (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);
          (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;
          (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or
          (vi) the fact that a Default or an Event of Default has occurred and is continuing.
          (g) Indemnification; Nature of Lenders’ Duties.
          (i) In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty
Annex B — Page 4

thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the bad faith, gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).
          (ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.
          (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer.
Annex B — Page 5

ANNEX C (Section 1.8)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
CASH MANAGEMENT SYSTEMS
          Borrowers shall, and shall cause their respective Subsidiaries to, establish and maintain the Cash Management Systems described below:
          (a) Borrowers may maintain, in their names, one or more accounts (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Agent into which (i) Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to Borrowers and (ii) proceeds of any checks, cash or other items of payment received by any Borrower shall be deposited.
          (b) On or before the Closing Date, each bank where a Disbursement Account is maintained and all other banks identified in Disclosure Schedule 3.19 (each, a “Relationship Bank”) shall have entered into tri-party deposit account control agreements with Agent, for the benefit of itself and Lenders, and Borrowers and the applicable Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such deposit account control agreement shall provide, among other things, that (i) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment and as may otherwise be agreed to by Agent and (ii) the bank party thereto shall agree to comply with Agent’s instructions directing disposition of funds on deposit without further consent of any Borrower or the applicable Subsidiary (as applicable). Agent hereby agrees with each Credit Party that (A) Agent shall not deliver to any bank described above any notice directing disposition of funds on deposit unless and until the occurrence and continuance of an Event of Default and (B) promptly upon the cure or waiver of the Event of Default that gave rise to the notice in the preceding clause (A), so long as no other Event of Default has occurred and is continuing at such time, Agent shall deliver written notice to the applicable bank described above notifying such bank that the funds on deposit shall thereafter be disposed of as directed by the Credit Parties; provided, that in the event the applicable bank refuses to dispose of funds on deposit as directed by the Credit Parties after receipt of such written notice, the Agent agrees to terminate the applicable tri-party deposit account control agreement with such bank so long as prior to such termination such bank has executed and delivered to Agent a replacement tri-party deposit account control agreement, in form and substance described above.
          (c) So long as no Event of Default has occurred and is continuing, any Borrower may amend Disclosure Schedule 3.19 to add or replace a Relationship Bank or replace any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, Borrowers or their Subsidiaries, as applicable, and such bank shall have executed
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and delivered to Agent a tri-party deposit account control agreement, in the form and substance described above. Borrowers or their applicable Subsidiaries shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following written notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days following written notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent’s liability under any tri-party deposit account control agreement with such bank is no longer acceptable in Agent’s reasonable judgment.
          (d) Following the occurrence and during the continuance of an Event of Default, at the request of Agent or Requisite Lenders Borrowers shall (i) establish lock boxes (“Lock Boxes”) and/or blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule 3.19, and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, (ii) deposit and cause their Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower’s name or any such Subsidiary’s name and at a Relationship Bank and (iii) deliver to each Relationship Bank instructions, revocable only upon Agent’s express written authorization, directing each Relationship Bank to immediately forward all amounts on deposit to the Collection Account through daily sweeps from such accounts into the Collection Account.
          (e) The Disbursement Accounts, each account maintained with a Relationship Bank and the Lock Boxes and Blocked Accounts (if any) shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.
          (f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
          (g) Each Borrower shall and shall cause its officers, employees, or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) at any time after the Agent or Requisite Lenders make the request referred to in paragraph (d) of this Annex C and during the continuance of an Event of Default, hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by any Borrower or any such Related Person and (ii) within 1 Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a deposit
Annex C — Page 2

account subject to a deposit account control agreement described herein. Each Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into a deposit account subject to a deposit account control agreement described herein.
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ANNEX D (Section 2.1(a))
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
CLOSING CHECKLIST
          In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):
     A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.
     B. Revolving and Term Notes. If requested by any Lender, duly executed original of a Revolving Note and/or a Term Note, as applicable, for such Lender, dated the Closing Date.
     C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.
     D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.
     E. Security Interests and Code Filings. Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, subject only to Permitted Encumbrances, including (i) such documents duly executed by each Credit Party as Agent may request in order to perfect its security interests in the Collateral, and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral.
     F. Payoff Letter; Termination Statements. Copies of duly executed payoff letter(s), in form and substance reasonably satisfactory to Agent, by and between all parties to any Payoff Debt loan documents evidencing repayment in full of all Payoff Debt, together with (a) UCC3 or other appropriate termination statements, in form and substance satisfactory to Agent releasing all liens of the holders of such Payoff Debt upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of each holder of any Payoff Debt or relating to any Payoff Debt.
     G. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each

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dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.
     H. Guaranty. Originals of the Amended and Restated Guaranty in favor of Agent, dated the Closing Date, duly executed by each Credit Party (other than the Borrowers, Target and Target’s Subsidiaries) and all documents, instruments and agreements executed pursuant thereto.
     I. Letter of Direction. Duly executed originals of a letter of direction from the Borrowers addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan to be made on the Closing Date.
     J. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C.
     K. Charter and Good Standing. For each Borrower and Guarantor, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.
     L. Bylaws and Resolutions. For each Borrower and Guarantor, (a) such Person’s bylaws (or analogous governing agreement), together with all amendments thereto and (b) resolutions of such Person’s Board of Directors (or analogous governing board), approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.
     M. Incumbency Certificates. For each Borrower and Guarantor, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.
     N. Opinions of Counsel. Duly executed originals of opinions of Vinson & Elkins LLP, counsel for the Credit Parties, together with local counsel opinions of the Credit Parties’ Florida local counsel, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.
     O. Master Pledge Agreement. Duly executed originals of the Master Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the

Annex D — Page 2

outstanding certificated Stock being pledged pursuant to the Master Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original instruments evidencing Indebtedness, if any, being pledged pursuant to the Master Pledge Agreement, duly endorsed in blank.
     P. Accountants’ Letters. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.
     Q. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the chief financial officer of each Borrower, in his or her capacity as an officer but not individually, dated the Closing Date, stating that, since December 31, 2006 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) no Litigation has been commenced which, if successful, could reasonably be expected to have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; and (c) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower or any of its Subsidiaries.
     R. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Holdings’ chief financial officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.
     S. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

Annex D — Page 3

ANNEX E (Section 4.1(a))
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
FINANCIAL STATEMENTS AND PROJECTIONS—REPORTING
          Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:
          (a) Quarterly Financials. To Agent and Lenders, within 45 days after the end of each Fiscal Quarter, consolidated financial information regarding Holdings and its Subsidiaries, certified by the chief financial officer of Holdings, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the chief financial officer of Holdings that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries, on both a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
          (b) Operating Plan. To Agent and Lenders, as soon as available, but not later than 45 days after the end of each Fiscal Year, an annual operating plan for Borrowers, on a consolidated basis, approved by the Board of Directors of Borrowers, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.
          (c) Annual Audited Financials. To Agent and Lenders, within 120 days after the end of each Fiscal Year, audited Financial Statements for Holdings and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal

Annex E — Page 1

Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants as of the end of such Fiscal Year, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iii) the certification of the chief executive officer or chief financial officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
          (d) Management Letters. To Agent and Lenders, within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.
          (e) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
          (f) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.
          (g) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within 2 Business Days after any Credit Party obtains knowledge of any matured event of default with respect to any Subordinated Debt, notice of such event of default.
          (h) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.
          (i) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its

Annex E — Page 2

fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities.
          (j) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.
          (k) Investments. To Agent, notice of the transfer of any investments permitted under Section 6.2(c) in an aggregate amount greater than $2,500,000 to any account not subject to a Control Letter in effect on the Closing Date.
          (l) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

Annex E — Page 3

ANNEX F (Section 6.10)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
FINANCIAL COVENANTS
          Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:
          (a) Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the twelve-month period then ended of not less than the following:
1.35:1.00 for the Fiscal Quarter ending June 30, 2008;
1.35:1.00 for the Fiscal Quarter ending September 30, 2008;
1.35:1.00 for the Fiscal Quarter ending December 31, 2008;
1.45:1.00 for the Fiscal Quarter ending March 31, 2009;
1.45:1.00 for the Fiscal Quarter ending June 30, 2009;
1.45:1.00 for the Fiscal Quarter ending September 30, 2009;
1.45:1.00 for the Fiscal Quarter ending December 31, 2009; and
1.50:1.00 for each Fiscal Quarter ending thereafter.
          (b) Maximum Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the twelve-month period then ended of not more than the following:
3.00:1.00 for the Fiscal Quarter ending June 30, 2008;
3.00:1.00 for the Fiscal Quarter ending September 30, 2008;
2.75:1.00 for the Fiscal Quarter ending December 31, 2008;
2.75:1.00 for the Fiscal Quarter ending March 30, 2009;
2.75:1.00 for the Fiscal Quarter ending June 30, 2009;
2.50:1.00 for the Fiscal Quarter ending September 30, 2009;
2.50:1.00 for the Fiscal Quarter ending December 31, 2009;
2.50:1.00 for the Fiscal Quarter ending March 31, 2010;
2.25:1.00 for the Fiscal Quarter ending June 30, 2010;
2.25:1.00 for the Fiscal Quarter ending September 30, 2010;
2.25:1.00 for the Fiscal Quarter ending December 31, 2010
2.00:1.00 for each Fiscal Quarter ending thereafter.
          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial

Annex F — Page 1

covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of the earlier of the date the Financial Statements reflecting such breach are delivered to Agent or the date such Financial Statements were required to be delivered to Agent.

Annex F — Page 2